Exhibit 10.2

PURCHASE AND SALE AGREEMENT

between
Bayswater Exploration & Production, LLC,
Bayswater Blenheim Holdings, LLC, and
Bayswater Blenheim Holdings II, LLC,
as Sellers,

and

Synergy Resources Corporation,

as Buyer

Dated October 29, 2014

7.6	Bankruptcy	27
7.7	Liabilities for Brokers’ Fees	27
7.8	Liens	27
7.9	Taxes	27
7.10	Litigation and Claims	27
7.11	Compliance with Laws	27
7.12	Governmental Licenses	28
7.13	No Notice of Violation from Governmental Agencies	28
7.14	Material Agreements; Notice of Defaults	28
7.15	Production Sales Contracts	29
7.16	Current Plugging Obligations	29
7.17	Imbalances	29
7.18	Suspense Accounts	29
7.19	Preferential Purchase Rights	29
7.20	AFEs	29
7.21	Investment Representations	29

ARTICLE 8 BUYER’S REPRESENTATIONS AND WARRANTIES		30
8.1	Existence	30
8.2	Power and Authority	30
8.3	Authorization	30
8.4	Execution and Delivery	31
8.5	Bankruptcy	31
8.6	Liabilities for Brokers’ Fees	31
8.7	Litigation and Claims	31
8.8	Independent Evaluation	31
8.9	Qualification	32
8.10	Financial Resources	32
8.11	NYSE MKT Listing	32
8.12	Issuance of Stock Consideration	32
8.13	Issuance of Stock Consideration	32
8.14	Capitalization	32
8.15	Regulatory Matters; Reports	33
8.16	Financial Statements	33
8.17	Undisclosed Liabilities	32
8.18	No Buyer Material Adverse Condition	33

ARTICLE 9 COVENANTS AND AGREEMENTS		34
9.1	Covenants and Agreements	34

ARTICLE 10 CONDITIONS TO CLOSING		39
10.1	Sellers’ Conditions	39
10.2	Buyer’s Conditions	40

ARTICLE 11 RIGHT OF TERMINATION AND ABANDONMENT		41
11.1	Termination	41
11.2	Liabilities Upon Termination	41

iii

ARTICLE 12 CLOSING		42
12.1	Date of Closing	42
12.2	Closing Obligations	42

ARTICLE 13 POST-CLOSING OBLIGATIONS		43
13.1	Post-Closing Adjustments	43
13.2	Determination of Final Settlement Statement Disputes	44
13.3	Records	44
13.4	Suspense Accounts	44
13.5	Removal of Name	44
13.6	Further Assurances	44

ARTICLE 14 TAXES		45
14.1	Apportionment of Taxes	45
14.2	Transfer Taxes	45
14.3	Tax Reports and Returns	45
14.4	Like-Kind Exchange	46

ARTICLE 15 ASSUMPTION AND RETENTION OF OBLIGATIONS; INDEMNIFICATION		46
15.1	Buyer’s Assumption of Liabilities and Obligations	46
15.2	Indemnification	47
15.3	Procedure	50
15.4	No Insurance; Subrogation	51
15.5	Reservation as to Non-Parties	51
15.6	Exclusive Remedy	51
15.7	Waiver of Right to Rescission	51
15.8	Mutual Releases	51
15.9	Anti-Indemnity Statute Limitation	52

ARTICLE 16 MISCELLANEOUS		52
16.1	Exhibits and Schedules	52
16.2	Expenses	52
16.3	Notices	52
16.4	Entire Agreement	53
16.5	Amendments and Waivers	53
16.6	Assignment	53
16.7	Confidentiality	53
16.8	Press Releases	53
16.9	Counterparts	54
16.10	Headings, References, Titles and Construction	54
16.11	Governing Law; Consent to Jurisdiction and Venue	54
16.12	Binding Effect	54
16.13	Survival	54
16.14	No Third-Party Beneficiaries	55
16.15	Severability	55
16.16	Knowledge and Reasonable and Good Faith Efforts	55

16.17	Disclaimers	55

SCHEDULES

Disclosure Schedule
Schedule 1.1	Sellers’ Shares
Schedule 3.2(a)(iii)	Wells Not Completed as of Effective Time
Schedule 9.1(p)	Financial Statement Information Indemnification and Contribution
Schedule 16.16	Persons With Knowledge

EXHIBITS

Exhibit	Description
A	Leases, Lands and WI and NRI on Seller by Seller Basis in each Governmental Quarter-Quarter Section Covered by each Lease
B	Wells and WI and NRI
C	Material Agreements
D	Pipeline and Gathering Systems
E	Yards - Fee and Leased Surface
F-1	Allocated Value of Leases on Governmental Quarter-Quarter Section Basis
F-2	Allocated Value of Wells
G	Form of Assignment, Bill of Sale and Conveyance
H I	Form of Non-Foreign Status Certificate Form of Escrow Agreement

The Company will furnish supplementally to the Commission a copy of any exhibit to this Agreement

v

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated October 29, 2014 (the "Execution Date"), is by and between Bayswater Exploration & Production, LLC, a Colorado limited liability company (“Bayswater”), Bayswater Blenheim Holdings, LLC, a Delaware limited liability company (“Blenheim Holdings”), and Bayswater Blenheim Holdings II, LLC, a Delaware limited liability company (“Blenheim Holdings II”) (individually a “Seller” and collectively the “Sellers”), 730 17th Street, suite 610, Denver, Colorado 80202, and Synergy Resources Corporation, a Colorado corporation (“Buyer”), 20203 Hwy 60, Platteville, CO 80651.  Sellers and Buyer are individually referred to as a “Party” and collectively, the “Parties”.
RECITALS
Sellers own and desire to sell, and Buyer desires to purchase, all of Sellers’ interests in certain oil and gas leases, wells and related assets that constitute the Assets, as more fully described and defined in Section 2.2, on the terms and conditions set forth in this Agreement.
AGREEMENT
In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:
ARTICLE 1
DEFINED TERMS

1.1            General Definitions. As used herein the following terms shall have the indicated meaning:

“AFE” is defined in Section 7.20.
“Affiliate” of any designated Person means any Person which, directly or indirectly, controls, or is controlled by or is under common control with, such designated Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that the Affiliates of Bayswater Blenheim Holdings LLC shall be limited to Blenheim Natural Resources Fund, LLC and the Affiliates of Bayswater Blenheim Holdings II, LLC shall be limited to Blenheim Elgin Natural Resources Fund II, LLC.
“Allocated Properties” is defined in Section 3.3.
“Allocated Property” is defined in Section 3.3.
“Allocated Value” is defined in Section 3.3.

"Anadarko Wells" is defined as the following wells: Highway 160 38N-2HZ; Highway 160 37N-2HZ; Highway 160 15N-2HZ; Highway 160 16C-2HZ; Highway 160 15C-2HZ; Badding 14N-2HZ; Badding 34N-2HZ; Badding 35N-2HZ; Badding 13C-2HZ; D&C Farms 34N-33HZ, NRC 1N-4HZ, NRC 26C-4HZ,  NRC 27C-4HZ, NRC 27N-4HZ, NRC 28N-4HZ  NRC 2C-4HZ, NRC 3C-4HZ, which wells are operated by Kerr-McGee Oil & Gas Onshore LP.
"Anadarko Cap-Ex" is defined as all capital expenses attributable to Anadarko Wells incurred by Sellers as of the Closing Date, including expenses in connection with permitting, locating, staking, constructing roads and drill pads, and drilling and completing wells, but excluding all Property Expenses other than capital expenses attributable to Anadarko Wells.
“Assets” is defined in Section 2.2.
“Assumed Environmental Liabilities” is defined in Section 15.1(a).
“Assumed Liabilities” is defined in Section 15.1(c).
“Assumed Plugging and Abandonment Obligations” is defined in Section 15.1(b).
“Background Materials” is defined in Section 8.8.
“BLM” means the United States Bureau of Land Management.
“Business Day” means any day other than a Saturday, Sunday or a day on which national banks are allowed by the Federal Reserve to be closed.
“Buyer Indemnified Parties” is defined in Section 15.2(a).
“Buyer Material Adverse Condition” is defined in Section 8.18.
“Buyer SEC Documents” is defined in Section 8.15.
“Cash Consideration” is defined in Section 3.1.
“Casualty Loss” is defined in Section 5.10.
“Claim” is defined in Section 15.3(c).
“Claim Notice” is defined in Section 15.3(b).
“Closing” is defined in Section 12.1.
“Closing Amount” is defined in Section 3.2.
“Closing Date” is defined in Section 12.1.
“Commission” means the Colorado Oil and Gas Conservation Commission.
“Common Stock” is defined in Section 3.1

“CPR” means the Institute for Conflict Prevention and Resolution.
“Defect Notice Deadline” means 5:00 p.m., MST, on December 8, 2014.
“Defensible Title” is defined in Section 5.1(a).
“Deposit” is defined in Section 3.1.
“Due Diligence Review” is defined in Section 4.1.
“Effective Time” is defined in Section 2.4.
“Environmental Assessment” is defined in Section 6.2.
“Environmental Defect” means a condition existing as of the Effective Time in, on or under the Assets (including air, land, soil, surface and subsurface strata, surface water, ground water, or sediments) that (i) causes any portion of the Assets to be in violation of an Environmental Law or (ii) can reasonably be expected to require Remediation under applicable Environmental Laws; provided, however, the following shall not constitute an Environmental Defect: (A) asbestos and NORM-contaminated pipe, tubing, wellheads and facilities, or (B) any flaring of natural gas.
“Environmental Defect Adjustment” is defined in Section 6.3(b)(iii).
“Environmental Defect Deductible Amount” means an amount equal to 2% of the Purchase Price.
“Environmental Defect Exclusion” is defined in Section 6.3(b)(ii).
“Environmental Defect Threshold” means $50,000.
“Environmental Defect Value” is defined in Section 6.3(b)(ii).
“Environmental Law” means any statute, rule, regulation, code or order, issued by any federal, state, or local governmental entity in effect on or before the Effective Time relating to the protection of the environment or the release or disposal of waste materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et  seq.), the Clean Water Act (33 U.S.C. §§ 466 et seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Oil Pollution Act (33 U.S.C. §§ 2702-2761), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Emergency Planning and Community Right to Know Act (U.S.C. 42 §§ 301-313), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et seq.) as amended, the Clean Air Act Amendments of 1990 and all other federal, state and local laws, rules, regulations and orders relating to reclamation of land, wetlands and waterways or relating to use, storage, emissions, discharges, cleanup, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances on or into the workplace or the environment (including ambient air, waterways, wetlands, surface water, ground water (tributary and non-tributary), land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals, or industrial, toxic, hazardous or similar substances.

“Escrow Agent” means the KeyBank.
“Escrow Agreement” means an escrow agreement substantially in the form of Exhibit I attached hereto.
“Execution Date” is defined in the preamble to this Agreement..
“Execution Date Stock Value” is defined in Section 3.4.
“Exchange Act” is defined in Section 9.1.
“Excluded Assets” is defined in Section 2.3.
“Existing Sellers Claims” is defined in Section 7.9.
“Final Purchase Price” is defined in Section 13.1.
“Final Settlement Date” is defined in Section 13.1.
“Final Settlement Statement” is defined in Section 13.1.
“GAAP” is defined in Section 8.17.
“Hydrocarbons” means all oil, gas, natural gas liquids and other hydrocarbons and products produced in association therewith.
“Indemnified Party” is defined in Section 15.3(b).
“Indemnifying Party” is defined in Section 15.3(b).
“Information” is defined in Section 9.1(g).
“Interest Addition” is defined in Section 5.4(e).
“Lands” is defined in Section 2.2(a).
“Leases” is defined in Section 2.2(a).
“Losses” means all losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the costs of investigation), liabilities, damages, demands, suits, claims, causes of action, judgments, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding, however, income taxes and any special, consequential, incidental, punitive or exemplary damages, loss of profits incurred by a Party hereto or losses incurred as a result of the Indemnified Party contractually or otherwise indemnifying a third party.

“Material Adverse Effect” means a material adverse effect on the ownership, operation or value of the Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering or transportation industry generally), and (iv) any effect resulting from a change in laws or regulatory policies.
“Material Agreements” is defined in Section 2.2(d).
“Net Casualty Loss” is defined in Section 5.10.
“NORM” means Naturally Occurring Radioactive Material.
“Notice of Title Defects” is defined in Section 5.3.
“NRI” is defined in Section 5.1.
“Permitted Encumbrances” is defined in Section 5.2.
“Person” means any natural person, corporation, company, limited liability company, partnership, joint venture, trust, proprietorship or other entity, organization or association of any kind and shall include all governmental authorities.
“Preliminary Settlement Statement” is defined in Section 3.2.
“Property Expenses” means all capital expenses, joint interest billings, lease operating expenses, lease rentals, minimum royalties and shut-in payments, drilling expenses, workover expenses, geological and any other exploration or development expenditures chargeable under applicable operating agreements or state law (or, if there is no applicable operating agreement with respect to Assets not operated by Sellers, that are charged by the operator of the Assets), or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America, that are attributable to the operation of the Assets during the period in question; provided that Property Expenses shall not include Royalties, Taxes or income taxes.
“Purchase Price” is defined in Section 3.1.
“Records” is defined in Section 2.2(j).

“Remediation” and “Remediate” mean actions taken to correct an Environmental Defect.  “Remediated,” with respect to a portion of the Assets, shall mean that Remediation has been completed with respect to that portion of the Assets.
“Royalties” means all royalties, overriding royalties, net profits interests, production payments or similar payment burdens.
“SEC” is defined in Section 7.21.
“Securities Act” is defined in Section 7.21.
“Sellers Indemnified Parties” is defined in Section 15.2(b).
“Seller’s Share” means, with respect to a Seller, that percentage set forth in Schedule 1.1 attached hereto which represents such Seller’s share of the cumulative Allocated Values of the Assets.  If there are Purchase Price adjustments or Asset exclusions for Title Defects or Environmental Defects, then Schedule 1.1 shall be amended and restated accordingly by Sellers to reflect such adjustments, Sellers shall furnish such amended and restated Schedule 1.1 to Buyer and Schedule 1.1 shall be deemed to be replaced by such amended and restated Schedule 1.1.
“Stock Consideration” is defined in Section 3.1.
“Taxes” is defined in Section 14.1.
“Target Interval” means the interval from the top of the geologic formation known as the Niobrara formation to the base of the geologic formation known as the Codell formation as found at the location of the applicable Allocated Property-.
“Title Defect” means any encumbrance, encroachment, irregularity, defect in or objection to the real property title of Sellers to an Allocated Property, that alone or in combination with other defects renders title to such Allocated Property less than Defensible Title.
“Title Defect Adjustment” is defined in Section 5.4(d).
“Title Defect Deductible Amount” means an amount equal to 2% of the Purchase Price.
“Title Defect Exclusion” is defined in Section 5.4(c).
“Title Defect Threshold” means $50,000.
“Title Defect Value” is defined in Section 5.3.
“Transfer Taxes” means any sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization and similar taxes, fees and charges, but not including any income taxes.
“Wells” is defined in Section 2.2(c).

“WI” is defined in Section 5.1.
1.2            Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein, references in this Agreement to a particular agreement, instrument or document also refer to and include all renewals, extensions, amendments, modifications, supplements or restatements of any such agreement, instrument or document.

ARTICLE 2
PURCHASE AND SALE
2.1            Purchase and Sale.  Sellers agree to sell and convey to Buyer, and Buyer agrees to purchase and receive from Sellers, the Assets, pursuant to the terms and conditions of this Agreement.

2.2            Assets.  “Assets” means all of Sellers’ right, title and interest in and to the following real and personal property interests, excluding the Excluded Assets:

a. The oil and gas leases described on Exhibit A (the “Leases”), insofar as the Leases cover the lands described in Exhibit A, and all other lands covered by the Leases whether or not described in Exhibit A, (the “Lands”), and all royalty, overriding royalty, net profits and other interests in the Lands.

b. All rights that are derived under or from the Leases in existing and effective unitization, voluntary pooling and communitization agreements, pooling declarations and pooling orders covering any of the Lands.

c. All oil and gas wells, injection wells, disposal wells and other wells now or hereafter located on the Lands or lands pooled or unitized therewith, including the oil and gas wells specifically described on Exhibit B, whether producing or non-producing, (the “Wells”), and (ii) all Hydrocarbons that may be produced from the Wells after the Effective Time.

d. To the extent transferable, (i) all Hydrocarbon sales, purchase, gathering, compression, treating, transportation, storage and processing agreements listed in Exhibit C, insofar and only insofar as they cover or relate to the interests described in Section 2.2(a), 2.2(b) or 2.2(c), and (ii) all other contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements and other contracts, agreements and instruments insofar and only insofar as they cover or relate to the interests described in Section 2.2(a), 2.2(b) or 2.2(c) (including the agreements described on Exhibit C, (the “Material Agreements”)), excluding any insurance contracts.

e. To the extent transferable all permits, licenses, approvals, servitudes, rights-of-way, easements, surface use agreements, and other surface rights, that are used or held primarily for use in connection with the operation of the Wells or Lands (or lands pooled, communitized or unitized therewith).

f. To the extent transferable all personal property, equipment, machinery, fixtures and improvements, operational or nonoperational, known or unknown, located on the Lands (or lands pooled, communitized or unitized therewith), including pipelines, gathering systems (including the pipelines and gathering systems described in Exhibit D), manifolds, well equipment, casing, tubing, pumps, motors, compression equipment, flow lines, processing and separation facilities, pads, and structures that, as of the date of this Agreement, are located on the Lands (or lands pooled, communitized or unitized therewith), and that are used or held for use primarily in connection with the operation of the Wells or Lands (or lands pooled, communitized or unitized therewith).

g. The fee surface property, and the surface leases, described in Exhibit E, covering the lands described in Exhibit E, used for Sellers yards for operation of the interests described in Sections 2.1(a), (b) and (c).

h. All pipes, tubulars, fittings, and other materials used or specifically held for use as operating inventory in connection with the operation of the Wells.

i. All logs, well files, production data and licensed seismic data relating to the interests described in Sections 2.2(a), 2.2(b) and 2.2(c), but excluding all data and information that is (i) subject to unaffiliated third party contractual restrictions on disclosure or transfer, (ii) subject to a transfer fee, unless Buyer agrees in writing to pay such transfer fee and execute associated master service or other agreements required for transfer, and (iii) interpretative data.

j. All of the files, records, land surveys, data and information relating to the items described in Sections 2.2(a) through 2.2(h) maintained by or in the possession of Sellers (such copies are herein called the “Records”), including accounting files, lease files, land contract files, well files, Hydrocarbon sales contract files, gas gathering, compression, treating, transportation, storage and processing files, division order files, abstracts, and title opinions.

2.3            Excluded and Reserved Assets.  Notwithstanding the foregoing, the Assets and Records shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby the following (the “Excluded Assets”):

a. any accounts receivable accruing or attributable to the period before the Effective Time;

b. all Hydrocarbons from or attributable to the Assets with respect to all periods prior to the Effective Time and all proceeds attributable thereto;

c. any refund of, or loss carry forwards or credits with respect to, costs, taxes or expenses borne by Sellers or Sellers’ predecessors in title attributable to the period prior to the Effective Time;

d. any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from the Assets, including settlement of disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time;

e. the right to exercise any audit rights under operating agreements or other agreements or state law with respect to periods prior to the Effective Time (and Buyer will cooperate with Sellers to facilitate Sellers’ exercise of such rights);

f. any claims against third parties related to matters for which Sellers indemnify Buyer under Section 15.2(a);

g. all communications towers and equipment owned or operated by Sellers and related communications licenses granted by the Federal Communications Commission or other governmental body;

h. all titled vehicles and other rolling stock;

i. all communications and work-product covered by the attorney-client or attorney work-product privileges;

j. all seismic, geophysical, geochemical, and interpretative data and information, except for the seismic data described in Section 2.2(i) that will be transferred to Buyer;

k. (i) all corporate, financial, tax and legal data and records of Sellers that relate to Sellers’ businesses generally, (ii) any data and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than Affiliates of Sellers, or by applicable law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable, (iii) any data and records relating to the sale of the Assets, including bids received from, and records relating to Sellers’ negotiations with, Buyer or with Persons other than Buyer, (iv) any data and records constituting or relating to the Excluded Assets and (v) employee information, internal valuation data, business plans, business studies, transaction proposals and related correspondence, and similar records and information;

l. Sellers’ intellectual property used in determining whether to participate in the development or operation of the Assets, including proprietary computer software, computer software licensed from third parties, patents, pending patent applications, trade secrets, copyrights, names, marks and logos;

m. Sellers’ right, title and interest in easements, rights-of-way, licenses, permits, servitudes, surface leases, surface use agreements, and similar rights, obligations and interests, to the extent they are attributable and allocable to rights and interests retained by Sellers;

n. all deposits, cash, checks in process of collection, cash equivalents, accounts and notes receivable and other funds attributable to any periods before the Effective Time, and security or other deposits made with third parties prior to the Effective Time;

o. all swap, futures, or derivative contracts backed by or related to Hydrocarbons produced from the Assets;

p. any equipment, materials, spare parts, tools and other personal property that may have been previously used on the Leases, but that are presently stored or warehoused at a Seller’s or third party site not located on the Assets; and

q. all reserve reports prepared by Sellers or their consultants, and all reserve reporting and classification information and supporting materials with respect to Sellers’ determination or reporting of their reserves, other than the information furnished to Buyer as part of the sale package materials or presentations by Sellers.

2.4            Effective Time.  The purchase and sale of the Assets shall be effective as of October 1, 2014, at 12:01 a.m., at the location of the applicable Assets (the “Effective Time”).

ARTICLE 3
PURCHASE PRICE

3.1            Purchase Price.  The base consideration paid by Buyer to Sellers for the Assets shall be $125,000,000 (the “Purchase Price”) comprised of (i) $87,500,000 in cash (the “Cash Consideration”) and (ii) 3,485,131 shares of Buyer common stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Buyer common stock), par value $0.001 per share (“Common Stock”) (which, when calculated in accordance with Section 3.4, has an aggregate value of $37,500,000 (the “Stock Consideration”); provided, however, if as of the Closing Date the Stock Consideration would constitute 5% or more of Buyer’s outstanding Common Stock, then the Stock Consideration sall be reduced such that the Stock Consideration constitutes less than 5% of Buyer’s outstanding Common Stock and the Cash Consideration shall in correspondingly increases.  The Purchase Price shall be paid by Buyer to Sellers as follows:

a. upon execution hereof, an amount equal to $6,250,000 by means of a completed federal funds wire transfer as an earnest money deposit (the “Deposit”) which shall be wired to and held by the Escrow Agent in accordance herewith and the terms of the Escrow Agreement; and

b. at Closing, the Closing Amount, which shall be comprised of (i) the Cash Consideration by wire transfer of immediately available funds less the Deposit, and (ii) issuance to Sellers of the Stock Consideration.
The Deposit, together with interest thereon, shall be distributed to Sellers and credited to the Purchase Price at Closing, or if this Agreement is terminated, shall be distributed or retained pursuant to Section 11.2.  Sellers shall notify Buyer of the account or accounts for the payment of the Purchase Price at least two (2) Business Days prior to the Closing Date.  The Purchase Price shall be allocated among the Sellers as set forth in Schedule 1.1.  Escrow fees charged by the Escrow Agent pursuant to the Escrow Agreement shall be paid one-half by Sellers and one-half by Buyer.

3.2            Adjustments to Purchase Price.  The Purchase Price shall be adjusted according to this Section without duplication.  For all adjustments known or capable of reasonable estimation as of Closing, the Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement.”  A draft of the Preliminary Settlement Statement will be prepared by Sellers using the best information available and provided to Buyer five Business Days prior to Closing.  Buyer shall propose any changes it desires to make to the Preliminary Settlement Statement furnished by Sellers within three Business Days after receipt thereof.  The Parties shall attempt to agree upon any such changes but if they do not agree, the Preliminary Settlement Statement as prepared by Sellers shall control, subject to post-Closing review and adjustment as provided in Sections 13.1 and 13.2.  The Preliminary Settlement Statement shall set forth the Purchase Price as adjusted as provided in this Article, which amount, less the Deposit, shall be paid at Closing and is referred to as the “Closing Amount.”  The Closing Amount shall be paid at Closing as detailed in Section 3.1 and the Parties will instruct the Escrow Agent to pay all amounts in the Escrow Account (other than any amounts paid into the Escrow Account pursuant to Section 5.4(b)(i) or 6.3(b)(ii)), to Sellers to such accounts as directed by Sellers.  Following Closing, any cash received by Sellers applicable to post-Effective Time production of Hydrocarbons from the Assets will be paid to Buyer net of Royalties, Taxes paid or withheld for subsequent payment by Sellers on behalf of Buyer, within 30 days after receipt thereof, and any cash received by Buyer applicable to pre-Effective Time production of Hydrocarbons from the Assets will be paid to Sellers within 30 days after receipt thereof.  After Closing, final adjustments to the Purchase Price shall only be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1.  Adjustments to the Purchase Price resulting from Title Defect Exclusions and Title Defect Adjustments and Environmental Defect Adjustments and Environmental Defect Exclusions shall be to either the Cash Consideration or Stock Consideration, at the election of Sellers pursuant to Sections 5.4(e) or 6.3(b)(iv), respectively.  All other adjustments to the Purchase Price made in accordance with this Agreement shall be adjustments to the Cash Consideration.

a.   Upward Adjustments.  The Purchase Price shall be adjusted upward by the following, without duplication:

(i) the amount of all Property Expenses (including all prepaid Property Expenses) attributable to the Assets after the Effective Time and paid by Sellers (and an amount equal to the overhead chargeable under operating agreements where a Seller or an Affiliate of Seller is the operator even though overhead may not have historically been charged or paid), and the amount of all Royalties, Taxes attributable to Hydrocarbons produced from the Assets after the Effective Time and paid by Seller;

(ii) the proceeds of production of Hydrocarbons attributable to the Assets occurring before the Effective Time and received by Buyer plus an amount equal to all Hydrocarbons attributable to the Assets that, at the Effective Time, are owned by Sellers and are in storage above the load line connection to the storage tanks multiplied by the price for which production from the Assets was sold immediately prior to the Effective Time, (net of all Royalties, Taxes; provided that to the extent such a netting is made, Buyer shall assume the obligation to pay the netted amounts to the Persons to whom such amounts are due);

(iii) expenses and capital costs incurred by Sellers attributable to permitting, locating, staking, constructing roads and drill pads, and drilling and completing wells, and other expenses and costs, whether incurred before or after the Effective Time, that are attributable to wells located on the Assets the actual drilling or completion of which is completed after the Effective Time, including those wells listed on Schedule 3.2(a)(iii), provided the Anadarko Cap-Ex shall be the responsibility of Sellers and shall not be included in any upward adjustment calculation;

(iv) amounts owed by Buyer to Seller under Article 14;

(v) an amount equal to the sum of the Interest Additions; and

(vi) an amount equal to the number of shares of Common Stock in the Stock Consideration multiplied by the per share dividend of cash or other assets with respect to any dividend of Buyer for which the record date for determining which stockholder is entitled to receive such dividend occurs on or after the Execution Date and on or before the Closing Date (or, if later, the date that Buyer becomes the record owner of the Common Stock included in the Stock Consideration).

b.   Downward Adjustments.  The Purchase Price shall be adjusted downward by the following, without duplication:

(i) the proceeds of production of Hydrocarbons attributable to the Assets occurring on or after the Effective Time and received by Sellers (net of all Royalties, Taxes to be paid by Sellers on behalf of Buyer under this Agreement);

(ii) the amount of all pre-Effective Time Property Expenses attributable to the Assets and paid by Buyer, and all Royalties, Taxes attributable to Hydrocarbons produced from the Assets prior to the Effective Time and paid by Buyer, subject to Article 14 and Section 15.2;

(iii) an amount equal to the sum of the Title Defect Adjustment and all Title Defect Exclusions;

(iv) an amount equal to the sum of the Environmental Defect Adjustment and all Environmental Defect Exclusions;

(v) the amount of any Net Casualty Loss under Section 5.10;

(vi) amounts owed by Sellers to Buyer under Article 14; and

(vii) the amounts held by Sellers in suspense accounts described in Section 13.4.

c. Imbalance Adjustments.  Sellers and Buyer agree that the Purchase Price will be adjusted downward or upward, as appropriate, by an amount equal to any wellhead production imbalances in MCF, existing as of the Effective Time, multiplied by $[4.00] per MCF.  Sellers will retain all pipeline and transportation imbalances attributable to pipeline shipments of Hydrocarbons produced from the Assets during Sellers’ period of ownership prior to the Effective Time as provided in Section 15.2(a)(v).

3.3            Allocated Values.  The Purchase Price is allocated (i) on a governmental quarter-quarter section by quarter-section basis, aggregating the interests in all Leases that cover a quarter-quarter section, as set forth on Exhibit F-1, with all such value being attributable to the Target Interval, and (ii) the Wells described in Exhibit B, as set forth on Exhibit F-2, with all such value being attributable to the intervals open to production in such Well as of the Effective Time.  Each Well, and each governmental quarter-quarter section covered by one or more Leases, to which a value is separately allocated on Exhibit F-1 or F-2 is herein called an “Allocated Property” (and two or more such properties are herein called “Allocated Properties”) and such separate value is herein called the “Allocated Value” of such Allocated Property.

3.4            Valuation.  For purposes of determining the number of shares of restricted common stock of Buyer comprising the Stock Consideration, the value has been calculated as the average closing price per share as posted by the NYSE:MKT for a period twenty (20) trading days immediately preceding the Execution Date (being $10.76, the “Execution Date Stock Value”).

ARTICLE 4
DUE DILIGENCE INSPECTION

4.1            Due Diligence.  Sellers shall make the Records available to Buyer and its representatives for inspection and review to permit Buyer to perform its due diligence review (“Due Diligence Review”) as hereinafter provided.

4.2            Records.  The Records will be made available for Buyer’s inspection through Closing.  Buyer may inspect the Records and other Assets and such additional information only to the extent that it may do so without violating any obligation of confidence or contractual commitment of Sellers to a third party.

4.3            No Representation or Warranty.  Except for the representations and warranties contained in this Agreement, Sellers do not make any warranty or representation of any kind as to the accuracy, completeness or materiality of any Records or any information contained therein.  Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

ARTICLE 5
TITLE MATTERS

5.1            Defensible Title.

a.     The term “Defensible Title” means, with respect to a Well that is described in Exhibit B, such title of Sellers in and to such Well, derived through Sellers’ interest in the Leases, and production therefrom that, subject to and except for the Permitted Encumbrances:

(i) entitles Sellers to receive not less than the net revenue interest or net revenue interests (“NRI”) described in Exhibit B of production from such Well throughout the productive life of such Well (except as such NRI may be reduced from time to time due to the exercise, after the Execution Date, of non-consent rights under applicable spacing units or under applicable operating and similar agreements or applicable state law) (for clarity, the WI and NRI of each Sellers in each Well is set forth in Exhibit B and the interests of Sellers, collectively, in the Well constitutes the Allocated Property);

(ii) obligates Sellers to bear costs and expenses relating to such Well in an amount not greater than the working interest or working interests (“WI”) described in Exhibit B, without a corresponding increase in the NRI, through the plugging and abandonment of such Well (except as such WI may be reduced from time to time due to the exercise, after the Execution Date, of non-consent rights under applicable spacing units or under applicable operating and similar agreements or applicable state law); and

(iii) is free and clear of any and all liens (including liens for delinquent Taxes), encumbrances, mortgages, claims and production payments and any defects or irregularities that would impair use or enjoyment of, or result in a loss of interest in, such Well.

b.   The term “Defensible Title” means, with respect to each governmental quarter-quarter section covered by a Lease, such title of Sellers in and to the Lease insofar as it covers such tract that, subject to and except for the Permitted Encumbrances:

(i) entitles Sellers to receive not less than the NRI described in Exhibit A share of production allocated to such Lease insofar as it covers such tract (except as such NRI may be reduced from time to time due to the exercise, after the Execution Date, of non-consent rights under applicable operating and similar agreements or applicable state law) (for clarity, the WI and NRI of each Sellers in each such tract in each Lease is set forth in Exhibit A and the interests of Sellers, collectively, in the Lease constitutes the Allocated Property);

(ii) obligates Sellers to bear costs and expenses allocated to such Lease insofar as it covers such tract in an amount not greater than the WI described in Exhibit A, without a corresponding increase in the NRI (except as such WI may be reduced from time to time due to the exercise, after the Execution Date, of non-consent rights under applicable operating and similar agreements or applicable state law); and

(iii) is free and clear of any and all liens (including liens for delinquent Taxes), encumbrances, mortgages, claims and production payments and any defects or irregularities that would impair use or enjoyment of, or result in a loss of interest in, such Lease insofar as it covers such tract.

The Parties agree and acknowledge that there is no assurance the Leases will be spaced or pooled in any particular configuration.

5.2          Permitted Encumbrances.  The term “Permitted Encumbrances” shall mean:

a. Royalties if the net cumulative effect thereof does not operate to reduce the NRIs below those set forth on Exhibits A or B;

b. lack of established spacing units, pooling orders or voluntary pooling declarations, or changes after the Effective Time in the WI or NRI for any Allocated Property based on a change in any unit, participating area, communitized area, spacing unit, tract allocation or other changes in pool, unit, participating area, communitized area or spacing unit participation, including changes resulting from amendments and modifications to any unit, participating area, communitized area, spacing unit, pooling orders or voluntary pooling declarations, and tract allocations thereunder;

c. (i) with respect to a Well, lack of pooling or communitization agreements and lack of Commission approval of a spacing unit for a Well if Sellers is being paid the NRI set forth on Exhibit B, and (ii) with respect to a Lease lack of spacing units or any change in the size or configuration of any spacing unit, and lack of pooling or communitization agreements;

d. any required third-party consents to assignment of Leases and contracts, and preferential purchase rights, all of which are handled exclusively under Sections 5.8 and 5.9;

e. liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business (which contested matters are listed in Section 5.2 of the Disclosure Schedule);

f. all rights to consent by, required notices to, filings with, or other actions by federal, state, or local governmental entities in connection with the sale or conveyance of an Allocated Property if the same are customarily obtained subsequent to such sale or conveyance; and consent requirements arising under a farmout or similar agreement pursuant to which Sellers have already satisfied all conditions for earning any interests that constitute a part of the Assets and Sellers have received, or are due an assignment of, the earned interests under such agreement;

g. the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in (including any liens or security interests created by law or reserved in the Leases for Royalties, bonus or rental, or created to secure compliance with the terms of) the Leases (including the remaining term of any Lease) and the agreements described in Sections 2.2(d) and (e), or other terms in such instruments that create or reserve to Sellers their interest in the Assets; provided, that, such matters do not and will not operate to reduce the NRIs below those set forth on Exhibit A or B, or increase the WIs above those set forth on Exhibit A or B (except where there is a corresponding increase in the NRI, and except as such NRIs may be reduced, or such WIs may be increased, from time to time,  under non-consent provisions of applicable operating agreements or state law due to participation elections made after the Execution Date under applicable operating agreements or state law);

h. rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any Lease;

i. easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any Allocated Property or any restriction on access thereto and that do not materially interfere with the operation of the affected Allocated Property;

j. materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any Allocated Property:  (i) if they have not been filed pursuant to law and the time for filing them has expired, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action (which contested matters are listed in Section 5.2 of the Disclosure Schedule);

k. rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any Allocated Property in any manner; any moratorium, prohibition or restriction on fracing or other operations; and all applicable laws, rules, regulations and orders of general applicability in the area;

l. liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business (which contested matters are listed in Section 5.2 of the Disclosure Schedule);

m. lack of a division order or an operating agreement covering any Allocated Property (including portions of an Allocated Property that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer or similar provisions in operating agreements with respect to assignments in Sellers’ chain of title to the Allocated Property unless there is an outstanding, unresolved claim from a third party with respect to the failure to obtain such waiver;

n. defects consisting of the mere failure to recite marital status in a document or omissions of heirship or probate proceedings unless Buyer provides affirmative evidence that the lack thereof has resulted in another Person’s actual and superior claim of title to the Allocated Property;

o. defects that result from the failure to demonstrate of record proper authority for execution by any Person on behalf of a corporation, limited liability company, partnership, trust or other entity;

p. defects that have been cured by possession under applicable statutes of limitation for adverse possession or for prescription;

q. defects arising out of lack of survey, unless a survey is required by applicable laws or regulations;

r. liens that are released at or prior to Closing;

s. defects based on failure to record Leases issued by the BLM or the State of Colorado, or any assignments of record title or operating rights in such Leases, in the real property or other county records of the county in which an Allocated Property is located, provided such Leases or assignments were filed in the BLM or state offices; provided however, that this subparagraph shall not include defects arising from the existence of an assignment or other document filed in the county records where an Allocated Property is located that contradicts or diminishes the title of Sellers, as reflected by the instruments filed only in the BLM or applicable state records;

t. defects based on failure to file any assignments of record title or operating rights in Leases issued by the BLM, or the State of Colorado, in the records of the BLM, the land office of such state, provided such assignments are recorded in the county records where an Allocated Property and there is no assignment on file in the records of the BLM, or the land office of the State of Colorado that contradicts or diminishes the title of Sellers, as reflected by the instruments recorded in the county;

u. liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface or mineral interests in the land covered thereby;

v. any preference leasing right that may exist in favor of holders of rights-of-way across federal or state lands that burdened the lands prior to issuance of the applicable Lease;

w. defects related to gas balancing issues;

x. lack of rights-of-way for gathering or transportation pipelines or facilities;

y. such defects as are accepted by the purchasers of production from any Allocated Property in paying the proceeds of such production without suspense, subject only to customary division order warranties and indemnities in favor of such production purchaser;

z. such defects and irregularities as, individually or in the aggregate (i) do not interfere materially with the ownership, operation, value or use of any Allocated Property, (ii) could not reasonably be expected to prevent or delay Buyer from receiving the proceeds of production from any Allocated Property, or (iii) the cumulative effect of which does not and will not operate to reduce the NRIs below those set forth on Exhibit A or B, or increase the WIs above those set forth on Exhibit A or B (except where there is a corresponding increase in the NRI, and except as such NRIs may be reduced, or such WIs may be increased, from time to time under non-consent provisions of applicable operating agreements or state law due to participation elections made after the Execution Date under applicable operating agreements or state law);

aa. any defects that do not affect the marketability of the Assets pursuant to “Title Standards” published by the Colorado State Bar Association, as applicable;

bb. any election, or failure to elect, to consent or non-consent to any operation;

cc. any claim of ownership of the oil and gas fee estate by the owner of any railroad easement or railroad right-of-way;

dd. any defects arising from the failure to file an affidavit relating to the occurrence of a required contingency or expiration of an oil and gas lease for non-production;

ee. with respect to any Lease, any defects affecting any depths other than the Target Interval; and

ff. with respect to any Well, any defects affecting any depths other than intervals completed and open to production in such Well as of the Effective Time.

5.3            Notice of Title Defects.  Buyer shall give Sellers written notice of all Title Defects discovered by Buyer promptly upon discovery by delivering to Sellers a written “Notice of Title Defects” setting forth such Title Defects.  Buyer shall notify Sellers weekly of all Title Defects discovered by Buyer through the date of such notice and not previously noticed to Sellers.  The Notice of Title Defects shall (i) describe the Title Defect, (ii) describe the basis of the Title Defect, (iii) include copies of any title opinion, title memoranda and other documentation supporting the basis of the Title Defect, (iv) describe in general terms the curative action that Buyer reasonably anticipates would need to be taken in order to cure such Title Defect, and (v) describe Buyer’s good faith estimate of the reduction in the Allocated Property’s Allocated Value caused by the Title Defect, taking into consideration the nature of the Title Defect and the likelihood that such Title Defect may actually result in a claim against or loss of title (“Title Defect Value”) (provided that the Title Defect Value, together with the aggregate Title Defect Values attributable to any other Title Defects affecting such Allocated Property, shall not exceed the lesser of the Allocated Property’s Allocated Value or the cost to cure the Title Defect, if the cost to cure is reasonably determinable) and associated calculations and documentation (for clarity, if a Title Defect affects a Well and affects a Lease, the Title Defect Value shall be determined separately with respect to the Well and the Lease and aggregated to determine the Title Defect Value of the Title Defect).  The final Notice of Title Defects shall be delivered on or before the Defect Notice Deadline.  Buyer will be deemed to have conclusively waived (A) any Title Defect about which it fails to notify Sellers in writing prior to the Defect Notice Deadline and (B) any Title Defect with respect to which the Title Defect Value is less than the Title Defect Threshold.

5.4          Defect Adjustments and Deductibles; Interest Additions.  Sellers shall proceed as follows with respect to an asserted Title Defect:

a. Sellers shall have the option until two Business Days prior to the Closing Date to cure any Title Defect affecting any Allocated Property that is timely identified under Section 5.3.

b. If a Title Defect timely asserted by Buyer affecting an Allocated Property is not cured or waived on or before two Business Days prior to the Closing Date, Buyer and Sellers shall attempt in good faith to reach agreement, on or before Closing, on the existence of the Title Defect and the Title Defect Value, and, if they reach agreement, such Title Defect Value shall be included in determining the Title Defect Adjustment, if any, under Section 5.4(c).  In the event that Buyer and Sellers do not reach such an agreement by Closing, the subject Allocated Property shall be excluded from the Assets to be conveyed at Closing and the Purchase Price shall be reduced by the Allocated Value of the excluded Allocated Property (a “Title Defect Exclusion”)  and such Allocated Value shall be delivered to the Escrow Agent by Buyer at Closing pursuant to Section 5.4(e).

c. The “Title Defect Adjustment” shall be the amount, if any, by which (i) the aggregate amount of all Title Defect Values with respect to uncured and unwaived Title Defects affecting Allocated Properties that are not Title Defect Exclusions, less the aggregate amount of the value of all individual Interest Additions, exceeds (ii) the Title Defect Deductible Amount.  The Purchase Price shall be reduced pursuant to Section 3.2(b)(iii), in accordance with Sellers election under Section 5.4(e), by the Title Defect Exclusions and the Title Defect Adjustment.

d. If Buyer or Sellers discover any additional interests in an Allocated Property that are not listed in Exhibit A or B, including any interest that entitles Sellers to receive more than the NRI set forth in Exhibit A or B, or obligates Sellers to bear costs and expenses in an amount less than the WI set forth in Exhibit A or B (without a corresponding decrease in the NRI, and except as such NRIs may be increased, or such WIs may be decreased, from time to time under non-consent provisions of applicable operating agreement or state law due to participation elections made after the date hereof under applicable operating agreements or state law) (each an “Interest Addition”), the discovering Party shall promptly notify the other of such Interest Additions.  The Purchase Price shall be increased by the aggregate amount of the value of all Interest Additions (less the amount thereof, if any, netted against the Title Defect Values under Section 5.4(c)(i)).  The Party who discovers Interest Additions shall give the other Party written notice of the Interest Additions as soon as possible, but in no event later than the Defect Notice Deadline.  This notice shall be in writing and shall include (i) a description of each Interest Addition, (ii) the basis for each Interest Addition, and supporting title opinions, title memoranda and other documentation with respect thereto, (iii) the Allocated Value of the Allocated Property affected by the Interest Addition, and (iv) the value of the Interest Addition or the amount by which the notifying Party believes the Allocated Value of the Allocated Property has been increased by the Interest Addition and the computations upon which such Party’s belief is based.  The value of the Interest Addition shall be determined by the Parties in good faith taking into account all relevant factors or, if the Parties are unable to agree on the existence or value of any Interest Addition, each Party shall have the right to seek judicial determination thereof subject to Section 16.11.

e. Notwithstanding any other provision of this Article 5, Sellers shall have the right to elect, at their sole discretion, whether any Purchase Price adjustments resulting from Title Defect Exclusions or Title Defect Adjustments under Section 5.4(c) shall be adjustments to the Cash Consideration or the Stock Consideration.  If Sellers elect that any such adjustment will be to the Cash Consideration, the adjustment at Closing under Section 3.2(b)(iii) shall be made to the Cash Consideration, and the Title Defect Value under Section 5.4(b), if applicable, shall be paid into the Escrow Account in cash by wire transfer.  If Sellers elect that any such adjustment will be to the Stock Consideration, the adjustment under Section 3.2(b)(iii) shall be to the number of shares of Common Stock delivered at Closing as the Stock Consideration, and Common Stock shall be delivered to the Escrow Agent under 5.4(b), if applicable, and the Parties will amend the Escrow Agreement if necessary to accommodate the Escrow Agent holding such stock.  The number of shares of Common Stock to be delivered to the Escrow Agent pursuant to Section 5.4(b) shall be determined by the Allocated Value of the Title Defect Exclusion(s) or Title Defect Value of the Title Defect(s), as applicable, divided by the  per share Execution Date Stock Value.  Sellers election under this Section 5.4(e) shall be set forth in the Preliminary Settlement Statement.

5.5            Post-Closing Cure of Title Defects.  In the event that the Title Defect giving rise to the exclusion of an Allocated Property from this Agreement as a Title Defect Exclusion, or to a Purchase Price reduction for the Title Defect Value, is cured by Sellers (provided Sellers shall have no obligation to attempt to cure Title Defects) and Sellers deliver to Buyer pertinent information reasonably necessary to document the curative action within 120 days after the Closing Date, provided that if Sellers are attempting to cure a Title Defect and have initiated a quiet title, heirship, probate or other legal proceeding to cure such Title Defect within 120 days after the Closing Date, then such 120 day period shall be deemed extended to the date that is 10 days after a final determination or settlement of such proceeding (or if such condition is satisfied based on a judicial determination whether such determination occurs before or after such 120 day period), then (i) in the case of a Title Defect associated with an Allocated Property that is not a Title Defect Exclusion, Buyer shall pay to Sellers an amount equal to the Title Defect Value or (ii) in the case of an Allocated Property that is a Title Defect Exclusion, Sellers shall have the option to put the excluded Allocated Property to Buyer, such put option shall be exercised by Sellers delivering written notice to Buyer of Sellers’ election to put the excluded Allocated Property to Buyer within 120 days after the Closing Date (or, if later, 15 days after receipt of (A) the judicial determination or (B) the final determination or settlement of the proceeding described above), and if such exercise notice is given, then, within 15 days after Buyer's receipt of such notice, Sellers shall assign such Allocated Property to Buyer by an assignment in the form of Exhibit G and Buyer shall pay to Sellers an amount equal to the Allocated Value of such Allocated Property, adjusted as provided in Section 3.2 and Section 5.6(i), provided for payments made by Buyer under clause (i) and (ii) above, if the applicable Title Defect Adjustment or the Allocated Value of the applicable Title Defect Exclusion, was escrowed in the form of cash, the Parties shall instruct the Escrow Agent to pay such amount in cash, and if the applicable Title Defect Adjustment or the Allocated Value of the applicable Title Defect Exclusion, was escrowed in the form of Common Stock, the Parties shall instruct the Escrow Agent to deliver the appropriate number shares of Common Stock (with the number of shares of Common Stock shall be determined using the Execution Date Stock Value).

5.6            Post-Closing Determination of Title Defects.  Sellers  shall have the right to commence a judicial action, subject to Section 16.11, to dispute (x) the validity of the Title Defects  and Title Defect Values asserted by Buyer with respect to a Title Defect Exclusion, and (y) any dispute regarding the validity of any of Sellers’ curative actions with respect to a Title Defect, provided that such action shall be commenced, if at all, within 30 days after the end of the 120 day period described in Section 5.5.  If Sellers have not commenced such an action within such 30 day period with respect to a Title Defect Exclusion, or with respect to any disputed curative actions, Sellers shall retain such Title Defect Exclusion and the disputed curative actions shall not be given effect, as the case may be, and the Parties will instruct the Escrow Agent to release to Buyer the cash or Common Stock, as applicable, held in the Escrow Account with respect thereto.  If Sellers commence such an action within such 30 day period, then within 10 Business Days after a final decision in such action:

(i)            with respect to a Title Defect Exclusion, (A) Sellers may elect to exercise their put option under Section 5.5 (provided that the  put price  shall be reduced by the amount by which the Title Defect Adjustment would have been increased at Closing had the uncured Title Defect Values affecting such Title Defect Exclusion been included in determining the Title Defect Adjustment at Closing  using the values determined in such action), and (B) if Sellers do not timely exercise such put option, Sellers shall retain such Title Defect Exclusion and the Parties shall instruct the Escrow Agent to release to Buyer the cash or Common Stock, as applicable, held in the Escrow Account with respect thereto; and
(ii)            if a disputed Title Defect with respect to an Allocated Property assigned to Buyer at Closing is determined (A) to have been cured, the Parties shall instruct the Escrow Agent to release to Sellers the cash or Common Stock, as applicable, held in the Escrow Account with respect thereto, or (B) not to have been cured, the Parties shall instruct the Escrow Agent to release to Buyer the cash or Common Stock, as applicable, held in the Escrow Account with respect thereto.
5.7            Changes in Product Prices; Wells or Other Events.  There shall be no adjustment to the Purchase Price for, and the following shall not affect Buyer’s obligations under this Agreement, including Buyer’s obligation to close the transactions contemplated hereby if the conditions in Section 10.2 are satisfied or waived by Buyer, and from and after Closing Buyer shall assume all risk of loss with respect to:  (i) changes in product prices and any other market factors or conditions, (ii) production declines or any adverse change in the production characteristics or downhole condition of a Well, including a Well watering out, experiencing a collapse or failure in the casing or sand infiltration, including inter-well interference or communication, whenever occurring, (iii) any change in laws, rules or regulations, or (iv) any ban or moratorium on drilling, fracing or other completion methods or any legislative bill, or any ballot initiative or referendum to amend the Colorado constitution or enact or amend a statute, rule or regulation with respect to drilling, fracing or other completion methods or the power of any governmental entity to ban, restrict or regulate drilling, fracing or other completion methods.

5.8            Consents.  Sellers shall use their reasonable commercial efforts to obtain all required consents known to Sellers relating to a transfer of their interest in the Assets.  If Buyer discovers other affected Assets that are subject to a consent to transfer requirement during the course of Buyer’s Due Diligence Review, Buyer shall notify Sellers immediately and Sellers shall use their reasonable commercial efforts to obtain such consents prior to Closing.

a.    Required Consents.  That portion of the Assets for which a consent has not been obtained and such lack of consent would invalidate an attempted conveyance of the Assets to Buyer (a “Required Consent”) shall be excluded from the Assets conveyed at the Closing and the Purchase Price shall be reduced by the Allocated Value of the excluded Allocated Properties.  Sellers shall use their reasonable commercial efforts to obtain such Required Consent following Closing for a period of one year and if a Required Consent is obtained within one year after the Closing, then, within 15 days after receipt of such consent, Sellers shall assign such excluded portion of the Assets to Buyer using an assignment in the form of Exhibit G in exchange for a payment by wire transfer from Buyer equal to the Allocated Value of the excluded Allocated Properties, subject to the adjustments described in Section 3.2.  Buyer shall reasonably cooperate with Sellers in obtaining any required consent including providing assurances of financial condition.

b.    Non-Required Consents.  The following types of consents shall not constitute Required Consents:  (I) consents to transfers of title by the BLM, the State of Colorado or any county, (II) consents set forth in, or arising out of, a farmout or similar agreement pursuant to which Sellers has already satisfied all conditions for earning any interests that constitute a part of the Assets and Sellers has received or is due an assignment of, the earned interests under such agreement, and (III) consents which if not obtained by Closing would not invalidate the conveyance of the Assets.  For each of the consents of the type described in Section 5.8(b)(I), Buyer, within 30 days after Closing, shall file for approval with the applicable government agencies all federal, state and county transfer documents required to effectuate the transfer of the Assets.  Buyer further agrees promptly after Closing to take all other actions required of it by federal, state or county agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use its best efforts to obtain the unconditional approval by such federal, state or county agencies, as applicable, of the assignment documents requiring federal, state or county approval in order for Buyer to be recognized by the federal, state or county agencies as the owner of the Assets.  Buyer shall provide Sellers approved copies of the assignment documents and other federal, state and county transfer documents as soon as they are available.

5.9            Preferential Purchase Rights.  Sellers shall use their commercially reasonable efforts to comply with all preferential right to purchase provisions relative to their interest in the Assets by sending notice of this Agreement, within ten Business Days after execution of this Agreement, to all Persons holding preferential rights, offering to sell to each such Person that portion of the Assets for which such a preferential right is held for an amount equal to the Allocated Values of the subject Allocated Properties and subject to all other terms and conditions of this Agreement.  If, during the course of its Due Diligence Review, Buyer discovers any additional preferential rights, Buyer shall promptly notify Sellers.  That portion of the Assets, if any, subject to preferential purchase rights which have been expressly waived by the holder thereof by Closing, or which are deemed waived by the failure of the holder thereof to exercise its preferential right to purchase within the applicable period following receipt of notice thereof where such period expired prior to Closing, shall be included in the Assets to be conveyed to Buyer at Closing.  That portion of the Assets, if any, subject to preferential purchase rights where the holder has exercised the preferential right prior to Closing, or where the deadline for the holder to elect to exercise such right is after the Closing, shall be excluded from the Assets identified in this Agreement and the Purchase Price shall be reduced by the Allocated Values of the excluded Allocated Properties; provided, however, that if the holder of such preferential right is required to but fails to consummate the purchase of such Assets on or prior to the Closing Date, then Sellers shall notify Buyer, and Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Assets to which the preferential purchase right was asserted for such Allocated Values.  If the preferential purchase rights covering an Asset excluded pursuant to the preceding sentence are waived or expire without being exercised subsequent to Closing, Sellers shall give notice thereof to Buyer and within five Business Days after receipt of such notice, Buyer shall purchase such Asset from Sellers for the Allocated Value thereof, subject to the adjustments described in Section 3.2, and Sellers shall assign such Asset to Buyer using an assignment in the form of Exhibit G.

5.10            Casualty Loss.  Prior to Closing, if any material portion of an Allocated Property is destroyed by fire or other casualty or if a portion of an Allocated Property is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”) (provided that none of the matters covered by Section 5.7 shall constitute a Casualty Loss), such Allocated Property shall be excluded from this Agreement and the Purchase Price shall be reduced by the Allocated Value of the excluded Allocated Property, unless Buyer and Sellers agree upon the estimated cost to repair such Allocated Property (with equipment of similar utility) or other appropriate reduction to the Purchase Price, not to exceed the Allocated Value of the Allocated Property (the Purchase Price adjustment, whether from excluding the Allocated Property or agreement upon an appropriate adjustment, is herein called the “Net Casualty Loss”) and Sellers shall retain all insurance proceeds and all claims against third parties with respect to the Casualty Loss.  Sellers, at their option, may elect to cure such Casualty Loss.  If Sellers elect to cure such Casualty Loss, Sellers may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any personal property with personal property of similar nature and kind if such property is acceptable to Buyer in its reasonable discretion.  If Sellers elect to cure the Casualty Loss, and in fact cure the Casualty Loss to the reasonable satisfaction of Buyer, there shall be no adjustment to the Purchase Price.

ARTICLE 6
ENVIRONMENTAL MATTERS

6.1            NORM and Asbestos.  Some production equipment may contain asbestos and/or NORM.  In this regard Buyer and Sellers expressly understand that NORM may affix or attach itself to the inside of Wells, materials and equipment as scale or in other forms, that said Wells, materials and equipment located on or associated with the Assets may contain NORM and that NORM containing material may have been buried or otherwise disposed of on the Assets.  Buyer and Sellers also expressly understand that special procedures may be required for the Remediation, removal, transportation and disposal of asbestos or NORM from the Assets where such material may be found and that, if the Closing occurs, Buyer assumes all liability for or in connection with the assessment, containment, removal, Remediation, transportation and disposal of any such materials, in accordance with all past, present or future applicable laws, rules, regulations and other requirements of any governmental or judicial entities having jurisdiction and also with the terms and conditions of all applicable leases and other contracts.

6.2            Environmental Assessment.  Upon advance notice to Sellers, to the extent Sellers have the authority to do so, Sellers shall allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and an environmental assessment and compliance audit (an “Environmental Assessment”) of the Assets.  Buyer acknowledges that Sellers do not operate certain Assets and, with respect to such Assets, promptly following Buyer’s written request, Sellers will request that the operator of the Assets allow Buyer access to the Assets for purposes of conducting its Environmental Assessment but that the operator may not permit such access.  In connection with any on-site inspections or Environmental Assessment, Buyer agrees not to interfere with the normal operation of the Assets and agrees to comply with all requirements and safety policies of the operator of which Buyer has notice.  If requested by Sellers, the Parties shall execute a “common undertaking” letter regarding the confidentiality of Environmental Assessments where appropriate.  Buyer shall not conduct any test drilling or sampling activities without prior notice to and consent of Sellers and the operator of the affected Asset.  Buyer shall provide Sellers prior written notice of any environmental inspections and tests, and Buyer shall give Sellers the opportunity to participate in all such inspections and tests.  Buyer shall provide Sellers, at no cost to Sellers, all reports of environmental inspections and tests.

IN CONNECTION WITH THE GRANTING OF SUCH ACCESS, BUYER REPRESENTS THAT IT IS ADEQUATELY INSURED AND BUYER WAIVES, RELEASES AND AGREES TO INDEMNIFY, DEFEND AND SAVE AND HOLD HARMLESS THE SELLERS INDEMNIFIED PARTIES FROM AND AGAINST, ALL CLAIMS FOR INJURY TO, OR DEATH OF, PERSONS OR FOR DAMAGE TO PROPERTY ARISING IN ANY WAY FROM THE ACCESS AFFORDED TO, OR THE ACTIVITIES OF, BUYER, ITS EMPLOYEES, CONSULTANTS, AGENTS, CONTRACTORS AND SUBCONTRACTORS.  THIS WAIVER, RELEASE AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.
6.3            Adjustments for Environmental Defects.

 a.      Notice of Environmental Defects.  Buyer shall give Sellers written notice of all Environmental Defects affecting the Assets which Buyer’s Environmental Assessment reveals, and will provide evidence thereof, promptly upon discovery.  Buyer shall notify Sellers weekly of all Environmental Defects, and will provide evidence thereof, discovered by Buyer through the date of such notice and not previously noticed to Sellers.  The final notice of Environmental Defects and evidence thereof shall be delivered on or before the Defect Notice Deadline.  Buyer will be deemed to have conclusively waived (A) any Environmental Defect about which it fails to notify Sellers in writing prior to the Defect Notice Deadline and (B) any Environmental Defect as to any single incident with respect to which the Environmental Defect Value is less than the Environmental Defect Threshold.

b.     Defect Adjustments.

(i) Sellers shall have the option, but not the obligation, to attempt to cure, on or before three Business Days prior to the Closing Date, any Environmental Defect affecting the Assets that is timely identified under Section 6.3(a).

(ii) If an Environmental Defect timely asserted by Buyer that is not cured by Sellers on or before two Business Days prior to the Closing Date, Buyer and Sellers shall attempt in good faith to reach agreement by Closing on the existence of the Environmental Defect and an adjustment to the Purchase Price which shall be reflected on the Preliminary Settlement Statement, which adjustment shall reflect the lowest reasonable cost to Remediate such Environmental Defect as would a prudent operator (“Environmental Defect Value”).  In the event that Buyer and Sellers do not reach such an agreement by Closing, the affected Allocated Property shall be excluded from the Assets to be conveyed at Closing and the Purchase Price shall be reduced by the Allocated Value of the excluded Allocated Property (an “Environmental Defect Exclusion”).

(iii) The “Environmental Defect Adjustment” shall be the amount, if any, by which (A) the aggregate amount of all Environmental Defect Values with respect to un-Remediated and unwaived Environmental Defects exceeds (B) the Environmental Defect Deductible Amount.  The Purchase Price shall be reduced pursuant to Section 3.2(b)(iv) in accordance with Seller's election under 6.3(b)(iv) by the sum of the Environmental Defect Exclusions and the Environmental Defect Adjustment.

(iv) Notwithstanding any other provision of this Article 6, Sellers shall have the right to elect, at their sole discretion, whether any Purchase Price adjustments resulting from Environmental Defect Exclusions or Environmental Defect Adjustments under Section 6.3(b)(iii) shall be adjustments to the Cash Consideration or the Stock Consideration.  If Sellers elect that any such adjustment will be to the Cash Consideration, the adjustment at Closing under Section 3.2(b)(iv) shall be made to the Cash Consideration.  If Sellers elect that any such adjustment will be to the Stock Consideration, the adjustment under Section 3.2(b)(iv) shall be to the number of shares of Common Stock delivered at Closing as the Stock Consideration, determined by using the Execution Date Stock Value per share of the Common Stock.  Sellers election under this Section 6.3(b)(iv), shall be set forth in the Preliminary Settlement Statement.

6.4             “As Is, Where Is” Purchase.  Except as otherwise provided in this Agreement (including the indemnification obligations of each Seller under Article 15), Buyer shall acquire the Assets (including Assets for which a notice was given under Section 6.3(a)) in an “AS IS, WHERE IS” condition and shall assume all risks that the Assets may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites which may not have been revealed by Buyer’s investigation.  At and after the Closing, all responsibility and liability related to all such conditions, whether known or unknown, fixed or contingent, will be transferred from Sellers to Buyer, regardless of when the responsibility and liability arose.
ARTICLE 7
SELLERS’ REPRESENTATIONS AND WARRANTIES
Each Seller makes the following representations and warranties as to itself (but not as to any other Seller) and as to that portion of the Assets owned by it, as of the date of this Agreement except where a specific date is specified:
7.1            Existence.  Each of Blenheim Holdings and Blenheim Holdings II is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business in the State of Colorado.  Bayswater is duly organized, validly existing and in good standing under the laws of the State of Colorado.

7.2            Power and Authority.  Such Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by such Seller at Closing, and to perform its obligations under this Agreement and under such documents.  The consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by such Seller at Closing will not violate, nor be in conflict with, (i) any provision of such Seller’s organizational or governing documents, (ii) any agreement or instrument to which such Seller is a party or is bound, or (iii) to such Seller’s knowledge any judgment, decree, order, statute, rule or regulation applicable to such Seller.

7.3            Authorization.  The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by such Seller at Closing and the contemplated transaction have been duly and validly authorized by all requisite corporate action on the part of such Seller.

7.4            Execution and Delivery.  This Agreement has been duly executed and delivered on behalf of such Seller, and at the Closing, all documents and instruments required hereunder to be executed and delivered by such Seller shall have been, duly executed and delivered.  This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of such Seller enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

7.5            Foreign Person.  Such Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended, (i.e. such Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in such Code, and any regulations promulgated thereunder).

7.6            Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to such Seller’s knowledge, threatened in writing against such Seller or any Affiliate of such Seller.

7.7            Liabilities for Brokers’ Fees.  Such Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

7.8            Liens.  Except for the Permitted Encumbrances, such Seller’s interest in the Assets is free and clear of all liens, claims, security interests, mortgages, charges and encumbrances arising by, through or under such Seller but not otherwise

7.9            Taxes.  Except as set forth in Section 7.9 of the Disclosure Schedule, all Taxes pertaining to such Seller’s interest in the Assets or the production of Hydrocarbons therefrom for all taxable periods prior to the taxable period in which this Agreement is executed that are due and payable have been properly paid except as may be contested by such Seller in good faith.  Such Seller has not received any written notice from any governmental authority of any delinquency in the payment of Taxes on the Assets or the production of Hydrocarbons from the Assets.

7.10          Litigation and Claims.  Except as set forth in Section 7.10 of the Disclosure Schedule (“Existing Sellers Claims”), there is no action, suit, proceeding (other than spacing unit and force pooling applications), claim or, to its knowledge, investigation, pending or, to its knowledge, threatened, against such Seller or, to such Seller’s knowledge, against the Assets or the operator of the Assets, in any court or by or before any governmental authority or arbitration or mediation that would have a Material Adverse Effect or impair such Seller’s ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transaction contemplated hereby.  No condemnation or eminent domain proceedings are pending, or, to such Seller’s knowledge, threatened, by any governmental authority affecting any of its Assets.

7.11          Compliance with Laws.  To such Seller’s knowledge, except as set forth in Section 7.11 of the Disclosure Schedule and except for violations that in the aggregate would not have a Material Adverse Effect, such Seller is not in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, any law, rule, regulation, ordinance, order, writ, decree or judgment of any governmental authority applicable to the Assets (excluding Environmental Laws, which are addressed in other provisions of this Agreement).

7.12            Governmental Licenses.  Except as set forth in Section 7.12 of the Disclosure Schedule, to such Seller’s knowledge, such Seller has obtained all material governmental permits, licenses, registrations and other authorizations required to be obtained by such Seller to own and, with respect to that portion of the Assets operated by such Seller, to operate the Assets.

7.13            No Notice of Violation from Governmental Agencies.  Except as set forth in Section 7.13 of the Disclosure Schedule, such Seller has not received written notice of any continuing or uncured violation on the part of such Seller of any laws (including Environmental Laws) applicable to the Assets or of any license or permit, which violation or violations would, singly or in the aggregate, have a Material Adverse Effect.

7.14.            Material Agreements; Notice of Defaults.

a.            Except for the Leases and agreements entered into in accordance with Section 9.1(a), Exhibit C sets forth all agreements included in the Assets of the type described below (collectively, the “Material Agreements”):

(i) any agreement (including any joint operating agreement) that can reasonably be expected to result in aggregate payments by Sellers of more than $500,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues or any surface use payments with respect to wells drilled after the Execution Date);

(ii) any Hydrocarbon purchase and sale, transportation, processing or similar agreement that is not terminable without penalty upon 60 days’ or less notice;

(iii) any agreement (other than the Leases) that constitutes a lease under which such Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Sellers without penalty upon 60 days’ or less notice and (B) involves an annual base rental of more than $500,000;

(iv) any farmout agreement, participation agreement, exploration agreement or development agreement under which such Seller has any material unfulfilled performance obligation in excess of $500,000;

(v) any agreement between such Seller and any Affiliate of such Seller that will not be terminated prior to Closing; and

(vi) joint operating agreements covering the Anadarko Wells.

b.      Except as set forth in Section 7.14 of the Disclosure Schedule and except for matters that would not have a Material Adverse Effect, there exists no default under any Material Agreement by such Seller or, to such Seller’s knowledge, by any other Person that is a party to such Material Agreement, that has not been cured, and no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Agreement by such Seller or, to such Seller’s knowledge, any other Person who is a party to such Material Agreement.

7.15            Production Sales Contracts.  Except for the Material Agreements, to such Seller’s knowledge, its interest in the Assets is not encumbered by any obligation under a sales contract, hedging contract, take-or-pay clause, or any similar arrangement, to deliver Hydrocarbons produced from the Assets without receiving payment at the time or subsequent to delivery, or to deliver Hydrocarbons in the future for which payment has already been received (e.g., a “forward” sale contract).

7.16            Current Plugging Obligations.  Except as set forth in Section 7.16 of the Disclosure Schedule, such Seller has not received any notices or demands from governmental authorities or other third parties to plug any Wells.

7.17            Imbalances.  Except as set forth in Section 7.17 of the Disclosure Schedule as of the dates set forth therein, to such Seller’s knowledge, there were no wellhead gas production imbalances with respect to the Wells as of the date hereof

7.18            Suspense Accounts.  Except for the amounts credited against the Purchase Price under Section 3.2(b)(vii), such Seller did not hold any third party funds in suspense with respect to production of Hydrocarbons from any of the Assets other than amounts less than the statutory minimum amount that such Seller is permitted to accumulate prior to payment.

7.19            Preferential Purchase Rights.  To such Seller’s knowledge, except as set forth in Schedule 7.19 of the Disclosure Schedule, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.

7.20            AFEs.  To such Seller’s knowledge, Section 7.20 of the Disclosure Schedule sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually in excess of $500,000 net to Sellers interest (the “AFEs”), relating to the Assets to drill or rework wells or for other capital expenditures pursuant to any of the Material Agreements for which all of the activities anticipated in such AFEs have not been completed by the Execution Date

7.21            Investment Representations.

a.            Such Seller is acquiring the Stock Consideration for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws, subject, however, to such Seller’s right at all times to sell or otherwise dispose of all or any part of the Stock Consideration under a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). Such Seller is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.  Each Seller acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Stock Consideration.  Each Seller acknowledges that the Stock Consideration has not been registered under the Securities Act or any state securities laws and that the Stock Consideration may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act or pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to an exemption from registration under the Securities Act and any applicable state securities laws.

b.            Each Seller understands that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the book entries representing the Stock Consideration and all book entries made in exchange therefor or in substitution thereof, shall bear the following legend: THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

ARTICLE 8
BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer makes the following representations and warranties as of the date of this Agreement:
8.1            Existence.  Buyer is duly organized, validly existing and in good standing under the laws of the State of Colorado.

8.2            Power and Authority.  Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Buyer at Closing, and to perform its obligations under this Agreement and under such documents.  The consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by Buyer at Closing will not violate, nor be in conflict with:  (i) any provision of Buyer’s organizational or governing documents, (ii) any agreement or instrument to which Buyer is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer.

8.3            Authorization.  The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Buyer at Closing and the contemplated transaction have been duly and validly authorized by all requisite action on the part of Buyer.

8.4            Execution and Delivery.  This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered.  This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

8.5            Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliate of Buyer.

8.6            Liabilities for Brokers’ Fees.  Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement for which Sellers shall have any responsibility whatsoever

8.7            Litigation and Claims.  There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened in writing, against Buyer before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement.

8.8            Independent Evaluation.  Buyer has such knowledge, sophistication and experience in business and financial matters that Buyer is capable of evaluating the merits and risks of the acquisition of the Assets and has so evaluated the merits and risks of such acquisition.  Buyer is knowledgeable about the oil and gas business, and Buyer has retained and taken advice concerning the Assets and transactions herein from advisors and consultants which are knowledgeable about the oil and gas business, and Buyer is aware of its risks.  Buyer has been afforded the opportunity to examine the Records and other materials made available to it by Sellers and Sellers’ authorized representatives with respect to the Assets (the “Background Materials”).  The Background Materials include files, or copies thereof, that Sellers have used in its normal course of business and other information about the Assets that Sellers and Sellers’ authorized representatives have compiled or generated, all data and information made available for Buyer’s review in the data room for the transaction contemplated hereby, and all information communicated to Buyer or its representatives in presentations, answers to questions or otherwise in the data room or otherwise in connection the transaction contemplated hereby; provided, however, Buyer acknowledges and agrees that neither Sellers nor any other Sellers Indemnified Parties have made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or, except for the representations and warranties of Sellers contained in this Agreement, as to any other information relating to the Assets, furnished or to be furnished to Buyer or its representatives by or on behalf of Sellers, including any estimate with respect to the value of the Assets or reserves, the ability to obtain required permits, spacing orders including increased density spacing orders, exceptions or other approvals that may be necessary to develop the Assets, the spacing pattern that may apply to the Assets, the availability or adequacy of facilities or capacity for gathering, compressing, treating, transporting, storing or processing Hydrocarbons produced from the existing Wells or any additional Wells drilled on the Assets; whether adequate rights-of-way exist for facilities for gathering, compressing, treating, transporting, storing or processing Hydrocarbons that are included in the Assets, or any projections as to events that could or could not occur.  In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves attributable to the Assets and the prices that may be received for Hydrocarbons produced therefrom.  Buyer’s representatives have accessed the data room for the transaction contemplated hereby maintained by Sellers or Sellers’ representatives and have been given opportunities to examine the Records.  Except as expressly provided in this Agreement, neither Sellers nor any other Sellers Indemnified Parties shall have any liability to Buyer or its Affiliates, agents, representatives or employees resulting from any use of, authorized or unauthorized, or reliance on, the Background Materials or other information relating to the Assets provided by or on behalf of Sellers or any other Sellers Indemnified Parties

8.9              Qualification.  Buyer is now or at Closing will be and thereafter will continue to be qualified to own and operate the Assets, including the federal, state, county, and fee Leases, including meeting all bonding requirements.  Completing the transaction set out in this Agreement will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation

8.10            Financial Resources.  Buyer has the financial resources available to close the transactions contemplated by this Agreement without financing that is subject to any material contingency.

8.11            NYSE MKT Listing.  Buyer’s Common Stock is listed on the NYSE MKT, and Buyer has not received any notice of delisting.

8.12            Issuance of Stock Consideration.  The Stock Consideration, when and if issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will be free of any and all liens, pledges, claims, restrictions, charges, preemptive, preferential or similar purchase rights, security interests, hypothecations and or encumbrances of any nature whatsoever, other than restrictions on transfer under applicable state and federal securities laws.

8.13            Consents.  No consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Buyer.  There are no preemptive or other outstanding rights, agreements, arrangements, commitments or other similar interests of any character under which Buyer is obligated to issue or sell, or giving any third party a right to subscribe for or acquire, the Stock Consideration.

8.14            Capitalization.  The authorized capitalization of Buyer consists of (i) 200,000,000 shares of Common Stock, of which 77,554,337 shares were issued and outstanding as of May 31, 2014 and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of May 31, 2014.

8.15            Regulatory Matters; Reports.  Buyer has filed all reports, schedules, forms, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that were required to be filed since [January 1, 2014] with the SEC and the NYSE MKT (together with the exhibits and other information incorporated therein, the “Buyer SEC Documents”).  No such Buyer SEC Document, at the time filed or furnished (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, taken as a whole, in light of the circumstances under which they were made, not misleading, except that information in the Buyer SEC Documents as of a later date (but before the date of this Agreement) shall be deemed to modify information in the Buyer SEC Documents as of an earlier date.  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), all Buyer SEC Documents complied as to form in all material respects with the regulations of the SEC with respect thereto.

8.16            Financial Statements.  Each of the [consolidated] financial statements of Buyer and [its subsidiaries] included (or incorporated by reference) in the Buyer SEC Documents (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer [and its consolidated subsidiaries] in all material respects, (ii) fairly present in all material respects the [consolidated] results of operations, cash flows, changes in shareholders’ equity and [consolidated] financial position of Buyer [and its consolidated subsidiaries, taken as a whole,] for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iv) have been prepared in accordance with generally accepted accounting principles in the United States of America as in effect from time to time (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer [and its subsidiaries] have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

8.17            Undisclosed Liabilities.  Buyer does not have any liability or obligation required under GAAP to be reflected or reserved against on the balance sheet of Buyer (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2014 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since August 31, 2014, or (iii) liabilities in connection with this Agreement and the transactions contemplated hereby.

8.18            No Buyer Material Adverse Condition.  Since August 31, 2014, there has not occurred any Buyer Material Adverse Condition and, to the knowledge of Buyer, no circumstances presently exist which would reasonably be expected to cause a Buyer Material Adverse Condition.  “Buyer Material Adverse Condition” shall mean a condition having a material adverse effect on the financial condition, operations, business or prospects of Buyer, other than any condition resulting from (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Sellers taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (c) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply or transportation markets, interests or rates), regardless of location; (d) changes in conditions or developments generally applicable to the oil and gas industry; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of a governmental authority; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of any Hydrocarbons; (k) a change in laws and any interpretations thereof from and after the Execution Date; and (l) natural declines in well performance.

ARTICLE 9
COVENANTS AND AGREEMENTS
9.1            Covenants and Agreements.  Buyer and each Seller (for itself but not for any other Seller) agrees as follows:

a. Except (I) as set forth in Section 9.1(a) of the Disclosure Schedule, (II) for the operations covered by the AFEs and other capital commitments described in Section 7.20 of the Disclosure Schedule, (III) for actions taken in connection with emergency situations or to maintain a lease and (IV) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Sellers shall, from and after the Execution Date and until Closing:

(i)            maintain, and if a Seller is the operator thereof, such Seller shall operate, the Assets in the usual, regular and ordinary manner consistent with its past practice;
(ii)            maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Sellers;
(iii)            promptly notify Buyer of Sellers’ election (which election shall be in Sellers’ sole discretion) to participate or not to participate in any operation proposed by Sellers or a third party that is reasonably expected to cost Sellers in excess of $500,000;

(iv)            not enter into any agreement that, if entered into on or prior to the Execution Date, would be required to be listed in Exhibit C, or terminate (unless such Material Agreement terminates pursuant to its stated terms) or materially amend or change the terms of any Material Agreement;
(v)            not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (A) the sale or disposal of Hydrocarbons in the ordinary course of business, (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained and (C) disposals of Assets where the consideration is less than $100,000 per disposal; and
(vi)            not commit to do any of the foregoing.

b.   Legal Status.  Each Seller and Buyer shall use all reasonable efforts to maintain its respective legal status from the date hereof until the Final Settlement Date and to assure that as of the Closing Date and the Final Settlement Date it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated hereby.

c.   Notices of Claims.  Sellers shall promptly notify Buyer and Buyer shall promptly notify Sellers if, between the date hereof and the Closing Date, Sellers or Buyer, as the case may be, receives notice of any claim, suit, action or other proceeding of the type referred to in Sections 7.10, 7.13, 7.14(b) or 8.6, and each Party.  Each Party will notify the other Party promptly after any officer of the first Party obtains actual knowledge that any representation or warranty of the other Party contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date.  No breach of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose under this Agreement, and no Party or any Affiliate of a Party shall have any claim or recourse against the other Party or any Affiliate of the other Party, or their respective directors, officers, employees, buyers, controlling Persons, agents, advisors or representatives with respect to such breach, if the first Party or any Affiliate of the first Party, or any of their respective officers or representatives, had knowledge prior to the Execution Date of such breach or of the threat of such breach or the circumstances giving rise to such breach.

d.   Compliance with Laws.  During the period from the date of this Agreement to the Closing Date, Sellers shall attempt in good faith to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders relating to the ownership of its interest in the Assets and, to the extent that a Seller is the operator, the operation of the Assets by.

e.    Government Reviews and Filings.  Before and after the Closing, Buyer and Sellers shall cooperate to provide requested information, make required filings with, prepare applications to and conduct negotiations with each governmental agency as required to consummate the transaction contemplated hereby, including any required filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.  Each Party shall make any governmental filings occasioned by its ownership or structure.  Buyer shall make all filings after the Closing at its expense with governmental agencies necessary to transfer title to the Assets or to comply with laws and shall indemnify and hold harmless Sellers from and against all Losses arising out of Sellers’ holding of such title after the Closing and prior to the securing of any necessary governmental approvals of the transfer.

f.    Confidentiality.  All data and information obtained by Buyer from Sellers and their representatives in connection with the Assets and the transactions contemplated by this Agreement, whether before or after the execution of this Agreement, and data and information generated by Buyer prior to the Closing Date in connection with the transactions contemplated by this Agreement (collectively, the “Information”) is deemed by the Parties to be confidential and proprietary to Sellers.  Until completion of the Closing, except as required by law, Buyer and its officers, agents and representatives will hold in strict confidence all Information, except any Information which:  (i) at the time of disclosure to Buyer by Sellers is in the public domain; (ii) after disclosure to Buyer by Sellers becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (iii) Buyer can establish by competent proof was rightfully in its possession at the time of disclosure to Buyer by Sellers; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; or (v) is developed independently by Buyer, provided that the Person or Persons developing the Information shall not have had access to the Information; provided further that Buyer may disclose Information as necessary to its consultants, investors and lenders who similarly agree to protect the confidentiality of such Information and agree to use such Information only for their due diligence evaluation of the Assets.  If Closing occurs, that Confidentiality Agreement dated September 29, 2014 between Buyer and Sellers or Sellers’ Affiliates shall be deemed terminated.

g.    Return of Information.  If the transaction contemplated by this Agreement does not close on or before the Closing Date, Buyer shall return to Sellers on or before the fifth Business Day thereafter all copies of the Information in the possession of Buyer obtained or generated by Buyer pursuant to any provision of this Agreement.  The terms of Section 9.1(f) and this Section 9.1(g) shall survive termination of this Agreement.

h.    Required Bonding.  Buyer shall obtain all required bonds and other surety arrangements relating to the ownership or operation of the Assets (including all bonds and surety arrangements required by the BLM and the State of Colorado) necessary to cause Sellers’ bonds and surety arrangements with respect to the Assets to be released.  No later than three Business Days prior to Closing, Buyer shall provide Sellers with satisfactory evidence that all such bonds and surety arrangements have been obtained and will be unconditionally effective as of the Closing.

i. Required Insurance. Buyer shall obtain and maintain such insurance coverages as are required under the applicable operating agreements under which Buyer will become the operator.

No later than three Business Days prior to Closing, Buyer shall provide Sellers with satisfactory evidence that such insurance has been obtained and will be unconditionally effective as of the Closing.

 j.    Assets Not Operated by Sellers.  Buyer acknowledges that Sellers own undivided interests in certain of the properties comprising the Assets that Sellers are not the operator thereof, and Buyer agrees that the acts or omissions of the other working interest owners (including the operators) who are not a Seller or an Affiliate of any Seller shall not constitute a breach of the provisions of this Section 9.1(j), and no action required by a vote of working interest owners shall constitute such a breach so long as Sellers have voted their interests in a manner that complies with the provisions of this Section 9.1.

k.   Successor Operator.  Buyer acknowledges and agrees that Sellers cannot and do not covenant or warrant that Buyer shall become successor operator of those Assets operated by Sellers and that such succession is subject to operating or other agreements that control the appointment of a successor operator.  Sellers agree, however, that, as to the Assets operated by a Seller, they shall use their commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer as successor operator of such Assets effective as of Closing.

l.    Record Retention.  Buyer shall and shall cause its successors and assigns to, for a period of seven years following Closing, (i) retain the Records, (ii) provide Sellers, their Affiliates and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Sellers’ expense, and (iii) provide Sellers, their Affiliates and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 15.2 for review and copying at Sellers’ expense.  At the end of such seven year period and prior to destroying any of the Records, Buyer shall notify Sellers in advance of such destruction and provide Sellers a reasonable opportunity to copy any or all of such Records at Sellers’ sole cost and expense.

m.  Amendment to Schedules.  Buyer agrees that, with respect to the representations and warranties of Sellers contained in this Agreement, Sellers shall have the continuing right and obligation until Closing to add, supplement or amend the Disclosure Schedule to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known on the Execution Date or thereafter, would have been required to be set forth or described in the Disclosure Schedule.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 10.2 have been fulfilled, the Disclosure Schedule shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

n. [Intentionally omitted]

o.   Several, Not Joint, Liability of Sellers.  No Seller shall have any liability for (i) any breach of any warranty, representation, covenant or agreement of any other Seller under this Agreement, or (ii) any breach or default under this Agreement or any other document or instrument executed or delivered in connection with this Agreement by any other Seller.

p.   Historical Asset Revenue and Expense Information.  Sellers shall cooperate with Buyer and make available, during normal business hours, to Buyer prior to and for a period of twelve (12) months following Closing any and all existing information and documents relating to revenues and expenses attributable to the Assets and in the possession of Sellers (subject to the rights of third parties) that Buyer may reasonably require to comply with Buyer’s tax and financial reporting requirements and audits, including any filings with any governmental entity and filings that may be required by the SEC under the Securities Act and/or the Exchange Act. Without limiting the generality of the foregoing, Sellers will use commercially reasonable efforts after execution of this Agreement and following Closing to cooperate with the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with their audit or review of any revenue and expense records pertaining to the Assets that Buyer or any of its affiliates requires to comply with their tax, financial and other reporting requirements.  Sellers’ cooperation will include (i) reasonable access during normal business hours to Sellers’ employees and representatives designated by Sellers who were responsible for preparing or maintaining the revenue and expense records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; and (ii) delivery of one or more customary representation letters from Sellers to Buyer’s Auditor that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements), and to allow Buyer’s Auditor to issue an opinion with respect to its audit or review.  Buyer shall indemnify and hold harmless Sellers to the extent and as provided in Schedule 9.1(p) attached hereto.  The provisions of this Section and Schedule 9.1(p) shall survive the Closing and shall be binding upon any successors or assigns of Buyer.

q.   Rule 144.  With a view to making available to Sellers the benefits of Rule 144 promulgated under the Securities Act and any other similar rule or regulation of the SEC that may at any time permit Sellers to sell securities of Buyer to the public without registration, Buyer agrees to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144;

(ii) file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) so long as Buyer remains subject to such requirements and the filing of such reports and other documents as is required for the applicable provisions of Rule 144;
(iii) submit electronically and post on its corporate web site, if any, every interactive data file required to be submitted and posted pursuant to Rule 405 of Regulation S-T; and
(iv) furnish to Sellers, promptly upon written request, (A) a written statement by Buyer that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (B) a copy of the most recent annual or quarterly report of Buyer and such other reports and documents so filed by Buyer, and (C) such other information as may be reasonably requested to permit Sellers to sell such securities pursuant to Rule 144 without registration.
r.    Legend.  Provided such Seller meets the requirements of Rule 144 as heretofore referenced, Buyer shall promptly, upon such Seller’s written request, provide instructions to its stock transfer agent to remove the restrictive legend from the Shares.

s.   Expenses and Costs.  Any and all expenses and costs, including attorney fees, associated with Buyer obtaining the requisite consents and approvals to issue the Stock Consideration and to remove the legend and to take other measures as necessary to sell the Stock Consideration under Rule 144, shall be borne solely by Buyer.

ARTICLE 10
CONDITIONS TO CLOSING
10.1            Sellers’ Conditions.  The obligations of each Seller at the Closing are subject, at the option of such Seller, to the satisfaction at or prior to Closing of the following conditions precedent:

a.   Representations and Warranties.  All representations and warranties of Buyer contained in Article 8 of this Agreement shall be true and correct in all material respects (except as to representations and warranties qualified by materiality, which shall be true in all respects) on and as of the Closing Date, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects

b.   No Action.  No order shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing or seeks to recover damages from Sellers resulting therefrom.  No litigation or proceeding shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

c.   Closing Deliveries.  Buyer shall have delivered to Sellers duly executed copies of each of the documents or instruments required by this Agreement to be delivered by Buyer at Closing.

d.   Title and Environmental.  The aggregate of the Title Defect Adjustment, all Title Defect Exclusions, the Net Casualty Loss, the Environmental Defect Adjustment, all Environmental Defect Exclusions, and the Allocated Value of all Allocated Properties subject to Required Consents that have not been obtained prior to Closing, shall not exceed 15% of the Purchase Price;

e.   Hart-Scott-Rodino.  All applicable waiting periods (and any extensions thereof) under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or otherwise been terminated.

10.2            Buyer’s Conditions.  The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction on or prior to the Closing of the following conditions precedent:

a.   Representations and Warranties.  The representations and warranties of each Seller contained in Article 7 of this Agreement shall be true and correct in all material respects (except as to representations and warranties qualified by materiality, which shall be true in all respects) on and as of the Closing Date (except with respect to representations and warranties made as of a specific date, which shall be true as of such date), and Sellers shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Sellers at or prior to the Closing in all material respects.

b.   No Action.  No order shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing or seeks to recover damages from Buyer resulting therefrom.  No litigation or proceeding shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

c.   Closing Deliveries.  Sellers shall have delivered to Buyer duly executed copies of each of the documents or instruments required by this Agreement to be delivered by Sellers at Closing.

d.   Title and Environmental.  The aggregate of the Title Defect Adjustment, all Title Defect Exclusions, the Net Casualty Loss, the Environmental Defect Adjustment, all Environmental Defect Exclusions, the Allocated Value of all Allocated Properties subject to Required Consents that have not been obtained prior to Closing, and the Allocated Value of all Allocated Properties with respect to which a preferential right has been exercised prior to Closing, shall not exceed 15% of the Purchase Price.

e.   Hart-Scott-Rodino.  All applicable waiting periods (and any extensions thereof) under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or otherwise been terminated.

f.   Interest Additions.  The upward adjustment to the Purchase Price, if any, for the Interest Additions, after netting Interest Additions against Title Defect Amounts as provided in Section 5.4(c)(i), shall not exceed 15% of the Purchase Price.

ARTICLE 11
RIGHT OF TERMINATION AND ABANDONMENT
11.1            Termination.  This Agreement may be terminated by Sellers or Buyer under the following provisions:

a.    By Sellers, if the conditions set forth in Section 10.1 are not satisfied, through no fault of Sellers, and have not been waived by Sellers in writing, as of the Closing Date;

b.    By Sellers, if the conditions in Section 10.2 are satisfied or waived by Buyer as of the Closing Date, and Sellers are ready, willing and able to tender performance of the Closing on the Closing Date, but Buyer fails to tender performance of the Closing on the Closing Date;

c.    By Buyer, if the conditions set forth in Section 10.2 are not satisfied, through no fault of Buyer, and have not been waived by Buyer in writing, as of the Closing Date; or

d.    By Buyer, if the conditions in Section 10.1 are satisfied or waived by Sellers as of the Closing Date, and Buyer is ready, willing and able to tender performance of the Closing on the Closing Date, but Sellers fails to tender performance of the Closing on the Closing Date.

e.    By Buyer prior to November 14, 2014, if Buyer, acting in good faith, determines that Sellers’ accounts, books, ledgers, balance sheets, income statements, other financial information and accounting methods make it impossible for Buyer to timely file, within 75 days after the Closing Date, audited financial statements of Buyer that Buyer, acting in good faith, determines will be required by the U.S. Securities and Exchange Commission with respect to Buyer’s purchase and operation of  the Assets.

11.2            Liabilities Upon Termination.

a.    Buyer’s Default.  If Sellers have the right to terminate this Agreement pursuant to Section 11.1(a) by reason of the non-satisfaction of the conditions in Section 10.1(a) or pursuant to Section 11.1(b), and Sellers are not in material default or breach under this Agreement, Sellers shall be entitled to elect between (i) terminating this Agreement and retaining the Deposit as liquidated damages as Sellers’ sole and exclusive remedy (if Sellers elect to proceed under this clause (i) the Parties will instruct the Escrow Agent to pay to Sellers Deposit and all other amounts in the Escrow Account within two Business Days after receipt of such election), or (ii) asserting Sellers’ legal and equitable rights (including specific performance) and Escrow Agent shall continue to hold the Deposit as security for payment of any damages or other amounts finally determined to be owed by Buyer to Sellers.  Sellers and Buyer agree that Sellers’ damages in the event Buyer wrongfully fails to close are difficult to measure and Sellers and Buyer agree that the amount of the liquidated damages provided in clause ”(i)” above bears a reasonable relationship to and is a reasonable estimation of such damages.

b.    Sellers’ Default.  If Buyer has the right to terminate this Agreement pursuant to Section 11.1(c) by reason of the non-satisfaction of the conditions in Section 10.2(a) or pursuant to Section 11.1(d), and Buyer is not in material default or breach under this Agreement, Buyer shall be entitled to elect between (i) specific performance with respect to the interest of Sellers in the Assets or (ii) terminating this Agreement and receiving the return of the Deposit, as Buyer’s sole and exclusive remedy (if Buyer elects to proceed under this clause (ii) the Parties will instruct the Escrow Agent to pay to Buyer the Deposit and all other amounts in the Escrow Account within two Business Days after receipt of such election).

c.    Other Termination.  If this Agreement is terminated other than as provided in Section 11.2(a)(i) or Section 11.2(b)(ii), then the Parties will instruct the Escrow Agent to return the Deposit, and all other amounts in the Escrow Account, to Buyer and no Party shall have any further liability to the other Party arising out of this Agreement except for such provisions hereof which by their terms survive the termination of this Agreement.

ARTICLE 12
CLOSING
12.1            Date of Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article 10, the closing of the transactions contemplated by this Agreement (“Closing”) shall be held on December 15, 2014 (the “Closing Date”), at the offices of Sellers in Denver, Colorado, at 9:00 a.m. or at such other time and place as the Parties may agree in writing.

12.2            Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

a    . Assignment.  Sellers and Buyer shall execute, acknowledge and deliver (i) an Assignment, Bill of Sale and Conveyance dated effective as of the Effective Time (in sufficient counterparts to facilitate filing and recording) substantially in the form of Exhibit G hereto covering the Assets, and (ii) such other assignments and assumptions, bills of sale, or deeds necessary to transfer the Assets to Buyer, including any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of state and federal governmental regulations.

b.     Preliminary Settlement Statement.  Sellers and Buyer shall execute and deliver the Preliminary Settlement Statement.

c.     Purchase Price.  Buyer shall deliver to Sellers the Closing Amount by paying the Cash Consideration (less the Deposit, which shall be delivered under Section 12.2 (h)) by wire transfer of immediately available funds and delivering the Stock Consideration, in each case, pursuant to Section 3.1.

d.     Letters in Lieu.  Sellers and Buyer shall execute and deliver all necessary letters in lieu of transfer orders directing all purchasers of production and operators to pay Buyer the proceeds attributable to production from the Assets from and after the Effective Time.

e.     Releases.  Each Seller shall deliver to Buyer duly executed and acknowledged releases in recordable form of all mortgages and deeds of trust encumbering its interest in the Assets created by such Seller and releases of the associated financing statements.

f.     Non-Foreign Status Certificate.  Each Seller shall deliver to Buyer a certificate in the form of Exhibit H as to its non-foreign status.

g.    Change of Operator Forms.  The applicable Sellers and Buyer shall execute federal and state change of operator forms with respect to those Assets that will be operated by Buyer after Closing and the applicable Sellers shall execute and deliver to Buyer resignation of operator letters in a form reasonably acceptable to Buyer.

h.    Escrow Instructions.  The Parties shall execute written instructions instructing the Escrow Agent to disburse the Deposit, and all interest accrued thereon, to Sellers.

i.     Possession.  Sellers shall deliver to Buyer possession of the Assets.

j.     Book Entry.  Buyer shall cause a book entry representing the Stock Consideration to be made in favor of each Seller.

k.     Listing Application.  Buyer shall deliver an additional listing approval notice to Sellers, duly executed by the NYSE MKT, authorizing, subject to official notice of issuance, the listing of the Stock Consideration component of the Purchase Price.

ARTICLE 13
POST-CLOSING OBLIGATIONS
13.1            Post-Closing Adjustments.  On or before 120 days after Closing, Sellers with the assistance of Buyer’s staff and with access to such records as necessary, shall prepare and deliver to Buyer a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment, any adjustments previously settled between the Parties, and the resulting Purchase Price as finally adjusted (the “Final Purchase Price”).  The Final Settlement Statement shall be adjusted to reflect any Title Defects cured pursuant to Section 5.5, any adjustments for Required Consents that have been obtained under Section 5.8, the outcome of any judicial determination under Section 5.6 that is completed prior to the Final Settlement Date for which the Parties have not settled payment, and any unpaid Taxes that are apportioned to periods prior to the Effective Time pursuant to Section 14.1.  As soon as practicable after receipt of Sellers’ proposed Final Settlement Statement, but in any event on or before 15 days after receipt of Sellers’ proposed Final Settlement Statement, Buyer shall deliver to Sellers a written report containing any changes that Buyer proposes to make to the Final Settlement Statement.  Buyer’s failure to deliver to Sellers a written report detailing changes to the proposed Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Sellers.  The Parties shall attempt in good faith to agree with respect to the changes proposed by Buyer, if any, no later than 15 days after receipt by Sellers of Buyer’s comments on the proposed Final Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established pursuant to Section 13.2 shall be called the “Final Settlement Date.”  If the Final Purchase Price is more than the Closing Amount plus the Deposit, Buyer shall pay Sellers the amount of such difference pursuant to Section 3.1.  If the Final Purchase Price is less than the Closing Amount plus the Deposit, Sellers shall pay to Buyer the amount of such difference.  Any such payment by Buyer or Sellers shall be by wire transfer in immediately available funds within five Business Days after the Final Settlement Date.

13.2            Determination of Final Settlement Statement Disputes.  If the Parties are unable to resolve any dispute concerning the Final Settlement Statement or Final Purchase Price on or before 30 days after the Final Settlement Statement is received by Buyer, Sellers shall have the right to seek judicial determination of such dispute, subject to Section 16.11, provided that such action shall be filed, if at all, within 15 days after the end of such 30 day period and if such action is not filed within such 15 day period Sellers shall be deemed to have accepted Buyer’s changes to the Final Settlement Statement

13.3            Records.  Buyer shall and shall cause its successors and assigns to provide Sellers access to the Records pursuant to Section 9.1(l).

13.4            Suspense Accounts.  Under Section 3.2(b)(vii) Buyer shall be credited with an amount equal to all funds held in suspense by Sellers relating to Hydrocarbons produced from the Assets.  Buyer will assume full and complete responsibility and liability for proper handling and payment of such amounts and for maintaining any necessary suspense accounts relating thereto.

13.5            Removal of Name.  As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the name “Bayswater,” its logo and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates.

13.6            Further Assurances.  From time to time after Closing, Sellers and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order more effectively to assure to the other the full beneficial use and enjoyment of the Assets and otherwise to accomplish the purposes of the transactions contemplated by this Agreement, including Buyer’s execution of separate letters assuming specific contracts included in the Assets as may be required to comply with the assignment or assumption provisions of such contracts in lieu of furnishing a copy of this Agreement to the counterparty to such contract.

ARTICLE 14
TAXES
14.1            Apportionment of Taxes.  “Taxes” means all ad valorem, property, production, excise, net proceeds, severance, and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.  All Taxes based on production of hydrocarbons shall be deemed attributable to the period during which such production occurred, and not to the period during which such Taxes are assessed. All Taxes shall be prorated between Buyer and Seller as of the Effective Date for all taxable periods that include the Effective Date.  The apportionment of Taxes between the Parties, adjusted to take into account credits for withholding amounts assigned to or applied for the benefit of Buyer as provided below, shall take place as an adjustment to the Purchase Price pursuant to Article 3.2 in the Preliminary Settlement Statement, using estimates of such Taxes if actual numbers are not available.

14.2            Transfer Taxes.  Each Party shall be liable for any Transfer Taxes required to be paid by it in connection with the sale of the Assets pursuant to this Agreement.

14.3            Tax Reports and Returns.  Buyer will file all ad valorem tax returns from 2014 revenues and production and Seller shall have filed all ad valorem tax returns related to 2013 revenue and production.  The Party not filing the return agrees to provide the Party filing the return with appropriate information which is necessary to file any required tax reports and returns related to the Assets.  Buyer agrees to pay all ad valorem taxes due after the Effective Date.  Notwithstanding the above, the rights to any amounts withheld by third parties from previous production proceeds for the purpose of paying then unpaid ad valorem taxes for 2013 production assessed in 2014 (payable in 2015) or for 2014 production assessed in 2015 (payable in 2016) will be assigned by Seller to Buyer at Closing. If any purchaser of production has not withheld appropriate amounts from 2013 production proceeds for the purpose of paying ad valorem taxes assessed for 2014 (payable in 2015), or for 2014 production assessed in 2015 (payable in 2016) then (i) the actual amount necessary to pay the then unpaid ad valorem taxes assessed on 2013 production (payable in 2015) and (ii) the estimated amount that should have been withheld from 2014 production based upon pre-Effective Date production (at the rate indicated by the most recently published mill levy) will be determined, and such amounts will be credited to Buyer at Closing pursuant to Sections 3.2 and 14.1. The assignment of, and credit for, these amounts shall serve as a final settlement for ad valorem taxes.  To the extent that Seller receives any ad valorem taxes withheld from post-Effective Date revenue, Seller shall promptly pay such amounts to Buyer.  For Tax periods in which the Effective Time occurs, Sellers agree to promptly forward to Buyer copies of any tax reports and returns received by Sellers after Closing and provide Buyer with any information Sellers have that is necessary for Buyer to file any required tax reports and returns related to the Assets.  Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing and, subject to the provisions of Section 14.1, to pay all taxes payable with respect to the Assets.

14.4            Like-Kind Exchange.  If requested by any Seller, Buyer will cooperate with such Seller to accommodate a like-kind exchange under Section 1031 of the Code with respect to all or any of the Assets (or any portion thereof) owned by such Seller.  Such cooperation will include, without limitation, the execution of certain documents in connection with such like-kind exchange, but Buyer shall not be required to assume any additional liabilities or obligations in connection therewith.  Each Seller shall have the right, without the consent of Buyer, to assign all or any portion of its interests in the Assets to a third party designated by such Seller for purposes of facilitating the like-kind exchange.

ARTICLE 15
ASSUMPTION AND RETENTION OF
OBLIGATIONS; INDEMNIFICATION
15.1            Buyer’s Assumption of Liabilities and Obligations.  Subject to Section 15.2(a), from and after the Closing, Buyer shall be deemed to have assumed and shall have full responsibility and liability for:

a.     Assumed Environmental Liabilities.  All damages, losses, claims, demands, causes of action, judgments and other costs (including any civil fines, penalties, costs of assessment, clean-up, removal and Remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on or associated with the Assets) required by law or attributable to claims by any and all persons and any agency or other body of federal, state or local government, on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets, whether created or existing before, on or after the Effective Time, including the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets (the “Assumed Environmental Liabilities”).  BUYER’S INDEMNIFICATION OBLIGATIONS SHALL EXTEND TO AND INCLUDE, BUT NOT BE LIMITED TO (I) THE NEGLIGENCE OR OTHER FAULT OF SELLER AND THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, GROSS, JOINT, SOLE OR CONCURRENT, (II) SELLER’S OR BUYER’S STRICT LIABILITY, AND (III) SELLER’S OR BUYER’S LIABILITIES OR OBLIGATIONS UNDER ANY ENVIRONMENTAL LAW.

b.     Assumed Plugging and Abandonment Obligations.  Upon Closing, Buyer hereby assumes the following plugging and abandonment obligations related to the Assets (“Assumed Plugging and Abandonment Obligations”), regardless of whether such obligations are attributable to the ownership or operation of the Assets before, on or after the Effective Time:

(i)    the necessary and proper plugging, replugging and abandonment of all Wells

(ii)   the necessary and proper removal, abandonment and disposal of all structures, pipelines, equipment, abandoned property, trash, refuse and junk located on or comprising part of the Assets;

(iii)  the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets;

(iv)  the necessary and proper restoration of the surface and subsurface to the condition required by applicable laws, regulations, Leases or contracts;

(v)  all obligations relating to the items described in Section 15.1(b)(i) through 15.1(b)(iv) arising from contractual requirements and demands made by courts, authorized regulatory bodies or parties claiming a vested interest in the Assets; and

(vi) obtain and maintain all bonds, or supplemental or additional bonds, that may be required contractually or by governmental authorities.

c.    General Assumption.  Except to the extent covered by Sellers’ limited indemnification of Buyer under Section 15.2(a), upon Closing, Buyer shall assume and pay, perform, fulfill and discharge (i) all claims, costs, expenses, liabilities and obligations accruing or relating to the ownership or operation of the Assets before, on or after the Effective Time, including the owning, developing, exploring, operating and maintaining of the Assets and the producing, transporting and marketing of Hydrocarbons from the Assets, including the payment of Property Expenses, the make-up and balancing obligations for overproduction of gas from the Wells, all liability for Royalties with respect to the Assets, (ii) the Assumed Environmental Liabilities, (iii) the Assumed Plugging and Abandonment Obligations, (iv) all wellhead imbalances associated with the Assets or Hydrocarbons produced therefrom whether attributable to periods before, on or after the Effective Time, and (v) all pipeline and transportation imbalances associated with the Assets or Hydrocarbons produced therefrom that are attributable to periods from and after the Effective Time (collectively, the “Assumed Liabilities”).

15.2            Indemnification.  Losses arising from diminution of value of any portion of the Assets shall in no event exceed the Allocated Value of those Allocated Properties included in such portion of the Assets, less the net proceeds received by Buyer therefrom.

After the Closing, Buyer shall indemnify Sellers, and each Seller (as to itself but not as to any other Seller) shall indemnify Buyer, other as follows:

a.    Seller’s Indemnification of Buyer.  Subject to the limitations set forth below, each Seller shall indemnify, defend and save and hold harmless Buyer, its officers, directors, members, managers, employees, representatives, attorneys and agents (the “Buyer Indemnified Parties”), from and against any and all Losses attributable to or which arise from or in connection with:

(i)   (Certain Representations) any breach by such Seller of any of its representations or warranties under Sections 7.1 through 7.9, inclusive; provided that such Seller shall not have any liability for claims made under this clause (i) after 12 months after the Closing Date;

(ii)   (Other Representations) any breach by such Seller of any of its representations or warranties under Sections 7.10 through 7.20, inclusive; provided:

(A)            such Seller shall not have any liability for claims made under this clause (ii) after 180 days after the Closing Date;
(B)            no Seller shall have any liability for any individual Loss that relates to or arises out of a breach of such Seller’s representations or warranties under Sections 7.10 through 7.20 unless such Loss has a value in excess of $25,000;
(C)            such Seller shall have liability for claims made under this clause (ii) only to the extent that such claims in the aggregate exceed a deductible amount equal to 2% of such Seller’s Share of the Purchase Price;
(D)            such Seller’s aggregate liability for all claims made under this clause (ii) shall be limited to and shall not exceed an amount equal to 10% of such Seller’s Share of the Purchase Price; and
(E)            Buyer shall be deemed to have irrevocably waived any claim under this clause (ii) if, as of the Closing, Buyer has knowledge of the breach giving rise to such claim and such breach causes Buyer’s Closing condition in Section 10.2(a) not to be satisfied but Buyer nonetheless proceeds with the Closing;
(iii)   (Royalties) any third party claims for Royalties payable by such Seller on or attributable to production from its interests in the Assets during the period prior to the Effective Time that such Seller owned such interests; provided that no Sellers shall have any liability for claims made under this clause (iii) after 12 months after the Closing Date;

(iv)   (Property Expenses) any Property Expenses incurred by such Seller with respect to its interests in the Assets during the period prior to the Effective Time that such Seller owned such interests; provided that no Sellers shall have any liability for claims made under this clause (iv) after the Final Settlement Date;

(v)   (Pipeline Imbalances) all pipeline and transportation imbalances attributable to pipeline shipments of Hydrocarbons produced from such Seller’s interests in the Assets during such Seller’s period of ownership thereof prior to the Effective Time;

(vi)   (Personal Injury) any claim by any employee of such Seller or any other person for personal injury or wrongful death which is attributable to events occurring during the period prior to the Effective Time that such Seller owned the Assets (but not including any Assumed Environmental Liabilities); provided that such Seller shall not have any liability for claims made under this clause (vi) after 12 months after the Closing Date; and

(vii)   (Covenants and Agreements) any breach by such Seller of its covenants or agreements under this Agreement; provided that such Seller shall not have any liability for claims made under this clause (vii) after 90 days after such covenant or agreement was required by this Agreement to be performed;

PROVIDED THAT EACH SELLER’S LIABILITY WITH RESPECT TO CLAIMS UNDER THIS SECTION 15.2(a) SHALL BE FURTHER LIMITED AS FOLLOWS:
(1)            For purposes of determining whether indemnification is payable under Section 15.2(a)(i) or (ii) and calculating Losses related thereto, all “Material Adverse Effect” qualifiers in each Seller’s representations and warranties set forth in Article 7 shall be disregarded;
(2)            Subject to each of the foregoing limitations that may further limit a Seller’s liability with respect to a particular claim, each Seller’s liability for claims under this Section 15.2(a), in the aggregate, shall be limited to and shall not exceed an amount equal to 25% of such Seller’s Share of the Purchase Price (for clarity, such 25% limit shall not enlarge the 10% limit in Section 15.2(a)(ii)(D) with respect to claims made under Section 15.2(a)(ii)); and
(3)            Other than claims under Section 15.2(a) for breach of Section 7.9, this Section 15.2(a) shall not cover or apply to any matter regarding taxes, which shall be handled solely as provided in Section 13.1 and Article 14.
b.    Buyer’s Indemnification of Sellers.  Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Sellers, their respective officers, directors, shareholders, members, managers, partners, employees, representatives, attorneys and agents (the “Sellers Indemnified Parties”), from and against any and all Losses attributable to or which arise from or in connection with (i) the Assumed Liabilities (including the Assumed Environmental Liabilities and Assumed Plugging and Abandonment Obligations), (ii) any breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, and (iii) any matter for which Buyer has agreed to indemnify Sellers under this Agreement.  The indemnification obligations of Buyer shall survive the Closing without any time limitation.

c.    Scope.  EXCEPT AS OTHERWISE PROVIDED HEREIN, THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT SHALL BE WITHOUT REGARD TO THE INDEMNIFIED PERSON’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

d. Waiver of Consequential Damages.  EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, AND LOSS OF PROFITS RESULTING FROM BREACH OF THIS AGREEMENT AND LOSSES INCURRED AS A RESULT OF SUCH PARTY CONTRACTUALLY OR OTHERWISE INDEMNIFYING A THIRD PARTY.

15.3            Procedure.  The indemnification obligations contained in Section 15.2 shall be implemented as follows:

a.    Coverage.  Such indemnity shall extend to all Losses suffered or incurred by the indemnified Party.

b.    Claim Notice.  The Party seeking indemnification under the terms of this Agreement (the “Indemnified Party”) shall submit a written “Claim Notice” to the other Party (the “Indemnifying Party”) which, to be effective, must state:  (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed.  The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 10 days after the later of (x) receipt of the Claim Notice and (y) the date that the amount of such payment has been finally established.

c.    Notification of Claims.  Within 20 days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 15 (“Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent not to be unreasonably withheld.  If the Indemnifying Party elects to assume control of a claim or legal action, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter.  In the absence of such an election, the Indemnified Party will use its reasonable efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 15 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense.  If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

15.4            No Insurance; Subrogation.  To the extent of the indemnification obligations in this Agreement, Buyer and Sellers hereby waive for themselves, their successors and assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Sellers shall obtain waiver of such subrogation from their respective insurers.

15.5            Reservation as to Non-Parties.  Nothing in this Agreement is intended to limit or otherwise waive any recourse Buyer or Sellers may have against any Person not a party to this Agreement for any obligations or liabilities that may be incurred with respect to the Assets.

15.6            Exclusive Remedy.  The sole and exclusive remedy of Buyer with respect to the Assets shall be pursuant to the express provisions of this Agreement.  Without limitation of the foregoing, if the Closing occurs the sole and exclusive remedy of Buyer for any and all:  (a) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement or in any certificate delivered at Closing, (b) other claims pursuant to or in connection with this Agreement, and (c) other claims relating to the Assets and the purchase and sale thereof, shall be any right to the limited indemnification from such claims that is expressly provided in this Article 15, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law.  If the Closing occurs, Buyer shall also be deemed to have waived, to the fullest extent permitted under applicable law, any right to contribution against Sellers (including any contribution claim arising under any applicable Environmental Law) and any and all other rights, claims and causes of action it may have against Sellers arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

15.7            Waiver of Right to Rescission.  Other than Sellers’ and Buyer’s right to enforce specific performance under Section 11.2(a)(ii) and 11.2(b)(i), respectively, Sellers and Buyer acknowledge that the payment of money (as limited by Section 15.2(a) and the other provisions of this Agreement) shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement.  As the payment of money shall be adequate compensation, Buyer and Sellers waive any right to rescind this Agreement, the sale of the Assets to Buyer, or any of the transactions contemplated hereby.

15.8            Mutual Releases.  Buyer shall be deemed to have released the Sellers Indemnified Parties, at Closing, from any and all Losses for which Buyer has agreed to indemnify the Sellers Indemnified Parties hereunder, and Sellers shall be deemed to have released the Buyer Indemnified Parties, at Closing, from any and all Losses for which Sellers have agreed to indemnify the Buyer Indemnified Parties hereunder (to the extent of the dollar or time limitations on such indemnity).

15.9            Anti-Indemnity Statute Limitation.  Notwithstanding the other provisions of this Agreement, to the extent, if at all, that Colo. Rev. Stat. § 13-21-111.5 (as amended from time to time or any successor statute) is applicable, no provision of this Agreement shall be construed or applied to require any Indemnifying Party to indemnify any Indemnified Party against loss or liability for damages for (i) death or bodily injury to persons, (ii) injury to property or (iii) any other loss, damage or expense arising under (i) or (ii) from the sole or concurrent negligence of such Indemnified Party or its agents or employees, the sole or concurrent negligence of an independent contractor who is directly responsible to such Indemnified Party, or any accident that occurs in operations carried on at the direction or under the supervision of such Indemnified Party or an employee or representative of such Indemnified Party or in accordance with methods and means specified by such Indemnified Party or employees or representatives of such Indemnified Party.

ARTICLE 16
MISCELLANEOUS
16.1            Exhibits and Schedules.  The Exhibits and Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

16.2            Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Sellers or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring same, including legal, investment banking, brokerage and accounting fees, costs and expenses.

16.3            Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as follows:

If to Sellers:

Bayswater Exploration & Production, LLC
730 17th Street, Suite 610 Denver, Colorado 80202
Telephone:	(303) 893-2503
Facsimile:	(303) 893-2508
Attention:	Steve Struna and Lynn Belcher

If to Buyer:

Synergy Resources Corporation
20203 Highway 60
Platteville, Colorado 80651
Telephone:	(970) 737-1073
Facsimile:	(970) 737-1045
Attention:	Ed Holloway and Bill Scaff

Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if faxed, when received, (iii) if mailed, certified mail, return receipt requested, on the date set forth on the return receipt or (iv) if sent by overnight courier, when received; provided that a copy of any notice delivered pursuant to subsections (i) through (iv) above shall also be sent by electronic mail, but such electronic mail shall not itself constitute notice for purposes of this Agreement.  Any Party may, by written notice so delivered to the other Party, change the address or individual to which notice shall thereafter be made.
16.4            Entire Agreement.  This Agreement, the documents to be executed hereunder and the exhibits attached hereto constitute the entire Agreement between Sellers and Buyer pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of Sellers and Buyer pertaining to the subject matter hereof.

16.5            Amendments and Waivers.  This Agreement may not be amended except as provided in a written instrument executed by both Parties.  Except for waivers specifically provided for in this Agreement, no right of either Party under this Agreement may be waived except by an instrument in writing signed by the Party to be charged with such waiver and delivered by such Party to the Party claiming the benefit of such waiver.

16.6            Assignment.  Neither Buyer nor Sellers may assign all or any portion of its respective rights hereunder (including any of its rights under Article 15) or delegate all or any portion of its respective duties hereunder without the prior written consent of the other Party; provided, however, that as long as Buyer shall continue to remain liable for the performance of its obligations and liabilities under this Agreement after such assignment, Buyer may assign any or all of its rights hereunder and may delegate any or all of its duties hereunder to any of its Affiliates.

16.7            Confidentiality.  Sellers and Buyer agree that the provisions of this Agreement shall be kept confidential except as disclosure (a) may be required by applicable law, rules and regulations of governmental agencies or stock exchanges, or (b) is contemplated by the terms of this Agreement.  Buyer shall inform Sellers in advance of all such disclosures by Buyer.  Sellers shall inform Buyer in advance of all such disclosures by Sellers.  Notwithstanding the foregoing, Sellers shall be entitled to provide a copy of this Agreement to any preferential right holder.

16.8            Press Releases.  Without the prior written consent of the other Party, neither Party shall make, or permit any agent or Affiliate of such Party to make, any public announcement or statement with respect to the transactions contemplated by this Agreement and no permitted public announcement or statement shall identify the other Party by name; provided, however, if a Party is required to make such public announcement or statement, or identify the other Party by name in such announcement or statement, by law or under the rules and regulations of the New York Stock Exchange (or other public stock exchange of similar  reputation and standing) on which the shares of such Party or any of its Affiliates are listed, then the same may be made without the approval of the other Party.  The opinion of counsel of the Party making such announcement or statement shall be conclusive evidence of such requirement by law or rules or regulations.

16.9            Counterparts.  This Agreement may be executed by Sellers and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be evidenced by fax or .PDF signatures.

16.10            Headings, References, Titles and Construction.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this subsection” and similar phrases refer only to the Sections or subsections hereof in which the phrase occurs.  The word “or” is not exclusive, and “including” (and its various derivatives), means “including without limitation.”  Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender.  Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires.  In the event an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement.

16.11            Governing Law; Consent to Jurisdiction and Venue.  This Agreement and the transactions contemplated hereby, shall be construed in accordance with, and governed by, the laws of the State of Colorado without regard to its conflict of laws rules.  The Parties consent to jurisdiction and venue in the United States District Court, or the Colorado State District Court, located in Denver, Colorado, with respect to all claims arising under this Agreement or any document or instrument delivered at Closing.

16.12            Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

16.13            Survival.  The representations, warranties, covenants, agreements and indemnification obligations of the Parties shall survive to the extent claims may be made for breach thereof under Article 15.

16.14            No Third-Party Beneficiaries.  This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

16.15            Severability.  It is the intent of the Parties that the provisions contained in this Agreement shall be severable.  Should any provision, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other provisions of this Agreement, and such provisions that are not invalid shall be given effect without the invalid provision.

16.16            Knowledge and Reasonable and Good Faith Efforts.  The knowledge or best knowledge of a Party, or similar phrases, shall mean for purposes of this Agreement, the actual knowledge of the individuals listed on Schedule 16.16, without duty of inquiry, with respect to such Party.  Reasonable efforts, reasonable commercial efforts, or good faith efforts, as used in this Agreement, do not include the obligation to pay consideration.

16.17            Disclaimers.  THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION 16.18 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.  THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, AND THE TITLE WARRANTIES IN THE CONVEYANCES OF THE ASSETS TO BE DELIVERED AT CLOSING, (COLLECTIVELY “SELLERS’ WARRANTIES”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.  SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES.  WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR SELLER’S WARRANTIES, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT (A) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO (I) TITLE TO THE ASSETS, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, (II) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, (III) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS, (IV) THE

ENVIRONMENTAL CONDITION OF THE ASSETS, BOTH SURFACE AND SUBSURFACE, (V) ANY IMPLIED OR EXPRESS WARRANTY OF NON-INFRINGEMENT, OR (VI) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLERS OR BY SELLERS” AGENTS OR REPRESENTATIVES, OR (B) ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER.  BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NORM.  BUYER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS, AND BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.
SELLERS:
Bayswater Exploration & Production, LLC
By:	/s/ Stephen M. Struna
Name:	Stephen M. Struna
Title:	President

Bayswater Blenheim Holdings, LLC
By:	/s/ Guy J. Castranova
Name:	Guy J. Castranova
Title:	Managing Director

Bayswater Blenheim Holdings II, LLC
By:	/s/ Guy J. Castranova
Name:	Guy J. Castranova
Title:	Managing Director

BUYER:

Synergy Resources Corporation
By:	/s/ Ed Holloway
Name:	Ed Holloway
Title:	Co-CEO

Schedule 1.1

Sellers’ Shares

The Parties agree that Sellers shall furnish a completed Schedule 1.1 to Buyer reflecting the Sellers’ Shares on or before November 14, 2014 and that such Schedule 1.1 furnished by Sellers shall be deemed to constitute Schedule 1.1 as if attached to the Agreement on the Execution Date.

Schedule 3.2(a)(iii)

Wells Not Completed as of Effective Time

The Anadarko Wells as defined in Article 1 of the Agreement.

Schedule 9.1(p)

Financial Statement Information Indemnification and Contribution

A.            Buyer agrees to indemnify and hold harmless Sellers Indemnified Parties from any and all Losses, whether joint or several, arising from any Claim to which any Sellers Indemnified Party may become subject or liable or which may be incurred by or assessed against any Seller Indemnified Party under any statute, common law, contract or otherwise, relating to or arising out of any of:  (a) any actions or omissions of the Sellers relating to the providing of the financial information under Section 9.1(p) (b) the completeness or accuracy of any of the financial information under Section 9.1(p) (c) any securities, tax, corporate, or other filings of the Buyer; or (d) Buyer’s use of the financial information under Section 9.1(p).  Promptly after receipt by the Sellers Indemnified Parties of notice of the occurrence of a Claim, or any claim or the commencement of any action or proceeding in respect of which indemnity may be sought against the Buyer, Sellers Indemnified Party will notify Buyer in writing of the commencement thereof or of such Claim, and Buyer shall immediately assume the full defense thereof (including the employment of counsel satisfactory to the Sellers Indemnified Parties and the payment of the fees and expenses of such counsel).  Notwithstanding the preceding sentence, the Sellers Indemnified Parties will be entitled to employ their own counsel in such circumstance if the Sellers Indemnified Parties are advised in a written opinion of counsel that a conflict of interest exists which makes representation by counsel chosen by the Buyer not advisable.  In such event, the reasonable fees and disbursements of such separate counsel will be paid by the Buyer.

B.            If for any reason (other than as specifically provided herein) the foregoing indemnity for a Claim is unavailable to Sellers Indemnified Parties or insufficient to fully hold any Sellers Indemnified Party harmless, then the Buyer shall contribute to the amount paid or payable by the Sellers Indemnified Parties as a result of such Claim in such proportion as is appropriate to reflect the relative benefits received (including the proceeds of any offering) by and fault of Buyer on the one hand, and the relative benefits received by and fault of the Sellers Indemnified Parties on the other hand, as well as any relevant equitable considerations.  It is hereby further agreed that the relative fault of the Buyer on the one hand and Sellers Indemnified Parties on the other hand with respect to the financial information under Section 9.1(p) shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or incorrect opinion or conclusion or the omission or alleged omission to state a material fact related to the information supplied by the Buyer on the one hand or by the Sellers Indemnified Parties on the other hand, as well as the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, opinion, conclusion or omission.  No Sellers Indemnified Party shall have any liability to the Buyer or any other person in connection with the financial information under Section 9.1(p) except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted solely and exclusively from actions taken or omitted to be taken as a direct result of such Sellers Indemnified Party’s willful misconduct.  The indemnity, contribution and expense reimbursement agreements and obligations set forth herein shall be in addition to any other rights, remedies or indemnification which Sellers Indemnified Parties may have or be entitled to at common law or otherwise.  Buyer shall not settle any Claim covered by this Schedule 9.1(p) without the prior consent of Sellers Indemnified Parties involved therein if any admission of wrong doing, negligence or improper activity of any kind of such Sellers Indemnified Party is a part of such settlement.  Buyer shall not, without the prior written consent of Sellers Indemnified Parties, effect any settlement of any pending or threatened action, suit or proceeding in respect of which Sellers Indemnified Parties are or could have been a party and indemnity could have been sought hereunder by Sellers Indemnified Party, unless such settlement includes an unconditional release of such Sellers Indemnified Party from all liability on claims that are the subject matter of such action, suit or proceeding.

Schedule 16.16

Persons with Knowledge

BAYSWATER EXPLORATION & PRODUCTION, LLC
Steve M. Struna
Lynn S. Belcher
Don W. Barbula
Pamela B. Kingery

BAYSWATER BLENHEIM HOLDINGS LLC AND BAYSWATER BLENHEIM HOLDINGS II, LLC
Guy J. Castranova

SYNERGY RESOURCES COPORATION
Ed Holloway
Bill Scaff
Monty Jennings
Val Dunn